Exhibit 4.15

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and (ii) is the type that ADCT customarily and actually treats as private or confidential.

Execution Version

LICENSE AGREEMENT
BETWEEN
ADC Therapeutics SA
AND
Mitsubishi Tanabe Pharma Corporation

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and (ii) is the type that ADCT customarily and actually treats as private or confidential.

Execution Version
TABLE OF CONTENTS

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and (ii) is the type that ADCT customarily and actually treats as private or confidential.
LICENSE AGREEMENT
This License Agreement (“Agreement”) is made and entered into, effective as of January 18, 2022 (“Effective Date”), by and between ADC Therapeutics SA, having a registered office at Biopôle, Route de la Corniche 3B, 1066 Epalinges, Switzerland (“ADCT”) and Mitsubishi Tanabe Pharma Corporation, organized and existing under the laws of Japan with a principal place of business at 3-2-10, Dosho-machi, Chuoku, Osaka 541-8505, Japan (“MTPC”). ADCT and MTPC are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
Background
Whereas, ADCT has developed and is conducting research, development and commercialization of its proprietary compound ADCT-402 (loncastuximab tesirine) for the treatment of cancer;
Whereas, MTPC is a pharmaceutical company with experience in research, manufacturing, developing and commercializing pharmaceutical products; and
Whereas, ADCT and MTPC desire to engage in a collaborative effort to develop, seek regulatory approvals for market, and market certain compounds using ADCT-402;
Now Therefore, the Parties, for consideration as provided herein, agree as follows:
ARTICLE 1
DEFINITIONS
Capitalized terms used in this Agreement, whether used in the singular or plural, shall have the meanings set forth below, unless otherwise specifically indicated herein.
1.1“Accounting Standards” means, as applicable, the International Financial Reporting Standards (IFRS), generally accepted accounting principles (GAAP) in the U.S. or other accounting standards, in each case, that is being used by ADCT from time to time in the preparation of its own financial accounts.
1.2“ADCT Know-How” means Know-How owned or Controlled by ADCT, including ADCT’s interest in any Joint Know-How.
1.3“ADCT Patents” means the Patents owned or Controlled by ADCT (a) (i) set forth in Exhibit A and any continuation, divisional, continuation-in-part that relies for priority on disclosure in a patent application in Exhibit A, reissue, or re-examination thereof, and any patent issuing on any of the foregoing as of the Effective Date or (ii) during the Term that arise under Section 4.2.1 and Section 4.2.2 and (b) (i) Cover the composition of matter of, or the method of making or using, the sales, the offer of sales or the importation of Licensed Compounds and/or the Products or (ii) are otherwise necessary to use, research, Develop, Manufacture, have Manufactured, sell, offer for sale, distribute, import, export, Commercialize, or otherwise exploit the Licensed Compounds and the Products, in each case of (i) and (ii), in the Field in the MTPC Territory or (c) ADCT’s interest in any Joint Patent.
1.4“ADCT Technology” means ADCT Patents and ADCT Know-How.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and (ii) is the type that ADCT customarily and actually treats as private or confidential.
1.5“ADCT Territory” means any country or region other than Japan.
1.6“Adverse Event” means any adverse medical occurrence in a patient or clinical investigation subject to whom a Product is administered and which could but does not necessarily have a causal relationship with such Product, including any unfavourable and unintended sign (including an abnormal laboratory finding, for example), symptom, or disease temporally associated with the administration of such Product, whether or not considered related to Product administration.
1.7“Affiliate” means any entity that, directly or indirectly (through one or more intermediaries) controls, is controlled by, or is under common control with a Party. For purposes of this Section 1.7, “control” means (a) the direct or indirect ownership of greater than fifty percent (50%) of the voting stock or other voting interests or interest in the profits of the Party or (b) the ability to otherwise control or direct the decisions of board of directors or equivalent governing body thereof.
1.8“Applicable Laws” means any federal, state, local, national, and supra-national laws, statutes, rules, and/or regulations, including any rules, regulations, guidance, guidelines, or requirements of Regulatory Authorities, national securities exchanges, or securities listing organizations, that may be in effect from time to time during the Term and apply to a particular activity hereunder, including laws, regulations, and guidelines governing the import, export, Development, Manufacture, Commercialization of, or Medical Affairs Activities relating to, any Product in or for the applicable jurisdiction.
1.9“Biosimilar Product(s)” means, with respect to a Product(s) sold by MTPC (or any of its Affiliates or Sublicensees) in a particular country, any product that (a) (i) is approved for sale in such country in reliance on or by reference to the prior Regulatory Approval of such Product(s) as determined by the applicable Regulatory Authority or (ii) is approved for sale in such country as structurally similar to such Product as determined by the applicable Regulatory Authority; (b) is approved by a Regulatory Authority as an interchangeable substitute for such Product in such country, and (c) is sold by a Third Party that is not a Sublicensee of MTPC (or any of its Affiliates) and did not acquire such Product from a chain of distribution that included any of MTPC’s or any of its Affiliates or Sublicensees. “Biosimilar Product(s)” includes any biosimilar, follow-on biologic or generic biological product, as those terms are commonly understood under Title VII of the United States Patient Protection and Affordable Care Act (also known as the Biologics Price Competition and Innovation Act), the Hatch-Waxman Act, EU Directive 2004/27/EC, the PFSB/ELD Notification No. 0304007 dated March 4, 2009 and any successor legislation or regulations relating thereto, and all similar foreign legislation with regard to the foregoing.
1.10“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York City, U.S., Geneva, Switzerland, or Tokyo, Japan are authorized or obligated to close, any National Holidays. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
1.11“Calendar Quarter” means each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30, or December 31; provided, however that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the first to occur of March 31, June 30, September 30, or December 31 of the calendar quarter in which the Effective Date falls; and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and (ii) is the type that ADCT customarily and actually treats as private or confidential.
1.12“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31; provided however, that (a) the first Calendar Year of the Term shall extend from the Effective Date to the first December 31 of the calendar year in which the Effective Date falls; and (b) the last Calendar Year of the Term shall end upon the expiration or termination of this Agreement.
1.13“CD19” means the transmembrane glycoprotein known as Cluster of Differentiation 19, also known as B-Lymphocyte Surface Antigen B4 or CVID3, which is encoded by the CD19 gene that is located on the short arm of chromosome 16.
1.14“cGMP” means in respect of ADCT’s obligations under this Agreement, all applicable current Good Manufacturing Practices as set forth in 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820.
1.15“Clinical Study” means a clinical trial of the Licensed Compound or Product in humans including a Phase 1 study, Phase 2 study, Phase 3 study, an MTPC post-registration study, a ADCT post-registration study or a Global Study.
1.16“Commercialization” means any and all activities undertaken before and after obtaining Regulatory Approval relating specifically to the pre-launch, launch, promotion, marketing, sale, and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling, and delivering a Product to customers) of a Product, including: (a) seeking Pricing Approval for such Product; (b) strategic marketing, sales force detailing, advertising, medical education, and market and product support within the Field; and (c) all customer support, invoicing and sales activities within the Field; but excluding in all cases Development, Manufacturing, and Medical Affairs Activities. “Commercialize” means to engage in Commercialization activities.
1.17“Commercially Reasonable Efforts” means in relation to an obligation of a Party under the this Agreement, the efforts and resources comparable to those that an entity in the biotechnology or pharmaceutical industry of similar resources and expertise as such Party generally uses to accomplish an equivalent task in the respective Territory and, if used in relation to the Development, Manufacture and Commercialization of a Product, efforts used by such an entity in the biotechnology or pharmaceutical industry of similar resources and expertise as such Party in relation to the development, manufacture, and commercialization of its own products (including internally developed, acquired and in-licensed products) of a similar market potential or profit potential at a similar stage in development or product life, based on conditions then prevailing and taking into account, without limitation, issues of safety and efficacy, Regulatory Authority-approved labelling, product profile, the competitiveness of alternative products in the marketplace, the likely timing of the product’s entry into the market, the patent and other proprietary position, the likelihood of regulatory approval and other relevant scientific, technical and commercial factors.
1.18“Confidential Information” means proprietary information (of whatever kind and in whatever form or medium, including copies thereof), tangible materials or other deliverables that are identified as “confidential” or that should be considered confidential given the nature and circumstances of disclosure by a reasonable person working in the industry, and (a) disclosed by or on behalf of a Party in connection with this Agreement, whether prior to or during the Term and whether disclosed orally, electronically, by observation or in writing, or (b) created by, or on behalf of, either Party and provided to the other Party, or created jointly by the Parties, in the course of this Agreement. For the avoidance of doubt, “Confidential Information” includes a Party’s research, development plans, clinical trial designs, preclinical and clinical data, technology, products, business information or objectives and other information of the type that is

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and (ii) is the type that ADCT customarily and actually treats as private or confidential.
customarily considered to be confidential information by entities engaged in activities that are substantially similar to the activities being engaged in by the Parties pursuant to this Agreement. In addition, all information and materials disclosed under the Confidentiality Agreement between the Parties dated 28 May 2021 shall be deemed to be Confidential Information under this Agreement.
1.19“Control” means, subject to Section 16.5.2, with respect to any intellectual property (including any Patent, Know-How, or other data, information or materials), possession of the ability (whether by sole or joint ownership, license or otherwise, other than pursuant to this Agreement) to grant a license, sublicense, access or other right in, to or under such intellectual property, without violating the terms of any agreement with a Third Party.
1.20“Cover” means, with respect to a Patent and a product, such Patent would (absent a license thereunder or ownership thereof) be infringed by the manufacture, use or sale of such product, provided, however, that in determining whether a claim of a pending Patent application would be infringed, it shall be treated as if issued in the form then currently being prosecuted. Cognates of the word “Cover” shall have correlative meanings.
1.21“Data” means any and all scientific, technical, test, marketing or sales data pertaining to any Product that are Controlled by MTPC, its Affiliates or Sublicensees, or ADCT, its Affiliates or (sub)licensee (with respect to ADCT Partners, subject to Section 11.3.2 and Section 11.3.3), including research data, clinical pharmacology data, preclinical data, CMC data, clinical data (including clinical data, datasets and other related information generated in compliance with standards regulated by the Clinical Data Interchange Standards Consortium / CDISC), Safety Data, clinical study reports, or submissions made in association with an IND or an MAA with respect to any Product.
1.22“Development” means all development activities for the Product that are directed to obtaining Regulatory Approval(s) and Pricing Approvals of the Product, including all preclinical, and clinical testing and studies of the Product; toxicology, pharmacokinetic, and pharmacological studies; statistical analyses; assay development; protocol design and development; all development activities for and related to chemical, manufacture and control portion of any MAA; the preparation, filing, and prosecution of any IND or MAA for the Product; development activities directed to label expansion and/or obtaining Regulatory Approval for one or more additional indications following initial Regulatory Approval; development activities conducted after receipt of Regulatory Approval; and all regulatory affairs related to any of the foregoing. “Develop” and “Developing” have correlative meanings.
1.23“Direct Development Cost” means [**].
1.24“DLBCL” means diffuse large B-cell lymphoma.
1.25“Exchange Rate” means, for any payment under this Agreement (including but not limited to MTPC’s payments pursuant to Section 3.2.3, but excluding payment pursuant to Section 3.2.4) the exchange rate published by OANDA.com under the heading “FxHistory: historical currency exchange rates” at http://www.OANDA.com/convert/fxhistory as of the applicable payment date; provided, however, that for MTPC’s payment pursuant to Section 3.2.4, the average of said exchange rates of the month-end of three (3) consecutive months in the relevant Calendar Quarter.
1.26“Executive Officers” means each Party’s respective Chief Executive Officer or his or her designee.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and (ii) is the type that ADCT customarily and actually treats as private or confidential.
1.27“FDA” means U.S. Food and Drug Administration.
1.28“Field” means the diagnosis, prevention, treatment, prophylaxis, management and cure of cancer in humans, including all hematologic and solid tumor indications.
1.29“Final Manufacturing” means all activities required to prepare Product supplied by ADCT to MTPC as finished drug product for clinical use and commercial sale in the MTPC Territory, including primary and secondary packaging and labelling with the approved packaging and label for the country in the MTPC Territory in which it is to be sold; stability or other testing; quality control; and release of the Product for sale in the MTPC Territory.
1.30“First Commercial Sale” means, on a Product-by-Product basis, the first commercial sale in the MTPC Territory by MTPC, its Affiliates, or its Sublicensees of any Product to a Third Party, after obtaining all Regulatory Approval legally required for such sale of the Product from the Regulatory Authority, provided, however that (a) sales of Products to an Affiliate or Sublicensee of MTPC shall not constitute a First Commercial Sale unless such Affiliate or Sublicensee is an end user or prescriber of the Product and (b) complimentary delivery and delivery at nominal value of a Product for end use or consumption as “named patient sales”, as “compassionate use” or through other “patient access programs” shall not constitute a First Commercial Sale.
1.31“Fiscal Year” means MTPC’s fiscal year, which runs from April 1 to March 31.
1.32“GCP” means the current standards for clinical studies for pharmaceuticals, as set forth in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) guidelines and applicable regulations promulgated thereunder, as amended from time to time.
1.33“Generic Product” means, with respect to a Product in a particular country, any pharmaceutical product that: (a) contains a Licensed Compound; (b) is approved by the Regulatory Authority in such country as a substitutable generic for such Product (for an indication for which such Product obtained Regulatory Approval from the applicable Regulatory Authority in such country) on an expedited or abbreviated basis in a manner that relied on or incorporated data submitted by MTPC or its Affiliate or Sublicensee in connection with the Regulatory Approval for such Product in such country; and (c) is sold in such country by a Third Party that is not a Sublicensee and did not purchase such product in a chain of distribution that included any of MTPC or its Affiliates or Sublicensees.
1.34“GMP” means all Applicable Laws and guidelines applicable to Manufacture of the Licensed Compound or Product, including (a) the U.S. Food, Drug & Cosmetic (FD&C) Act (21 U.S.C. 321 et seq.); (b) relevant United States regulations in Title 21 of the United States Code of Federal Regulations (including Parts 11, 210, and 211); (c) European Community Directives 2001/83/EC and 2003/94/EC; (d) the EU Guidelines to Good Manufacturing Practice Medicinal Products for Human and Veterinary Use, as set out in Volume 4 of the European Commission’s Rules governing medicinal products in the EU; (e) those standards required by the Ministry of Health, Labour and Welfare of the Government of Japan; (f) ICH, Q7 Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients; (g) similar standards and Applicable Laws to those in (a) through (f), as are in effect at the time of Manufacture of the Licensed Compound and/or Product; and (h) all additional Regulatory Authority regulations that replace, amend, modify, supplant or complement any of the foregoing.
1.35“Governmental Authority” means any court, commission, authority, department, ministry, official or other instrumentality of, or being vested with public authority under any law

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of, any country, region, state or local authority or any political subdivision thereof, or any association of countries.
1.36“Greater China” means the following jurisdictions: mainland China, the Hong Kong Special Administrative Region, Macau Special Administrative Region, Taiwan, and Singapore.
1.37“IND” means an investigational new drug application as set forth in Title 21 of the United States Code of the Federal Regulations, Section 312.20 et seq., or the equivalent filed with a Regulatory Authority in another country.
1.38“Intellectual Property” means inventions, discoveries, Patents, patent applications, trademarks, trademark applications, designs, Know-How, copyrights, and trade secrets.
1.39“Investigator Sponsored Clinical Study” means a Clinical Study of a Licensed Compound or Product in the Field that is sponsored and conducted by a physician, physician group or other Third Party not acting on behalf of a Party, its Affiliates, or its Sublicensees and who does not have a license from a Party, its Affiliates, or its Sublicensees to Commercialize such Licensed Compound or Product, pursuant to an IND owned by such Third Party, and with respect to which a Party, its Affiliates, or its Sublicensees provides clinical supplies of the Licensed Compound and Product, funding or other support for such Clinical Study.
1.40“Knowledge” means, when referring to the “knowledge” of ADCT, or similar phrase or qualification based on knowledge, the actual knowledge of [**].
1.41“Know-How” means all information, including data, results, materials, processes, protocols, formulations, regulatory information, manufacturing information, financial and commercial information that, in each case, is not publicly known or available as of the Effective Date and during the Term, that is necessary or useful to use, research, Develop, Manufacture, have Manufactured, sell, offer for sale, distribute, import, export, commercialize, or otherwise exploit the Licensed Compounds and Products. Know-How shall not include any Patents.
1.42“Licensed Compound” means ADCT’s compound known as ADCT-402 (loncastuximab tesirine).
1.43“LOTIS-5 Clinical Trial” means the clinical trial coded as NCT04384484 to evaluate the Licensed Compound with rituximab versus immunochemotherapy in participants with relapsed and refractory DLBCL.
1.44“MAA” means a marketing authorization application or equivalent application (including a new drug application (including a Japanese new drug application) or biological license application), and all amendments and supplements thereto, filed with the applicable Regulatory Authority.
1.45“Manufacture” and “Manufacturing” mean activities directed to manufacturing, processing, filling, finishing, packaging, labelling, quality control, quality assurance testing and release, post-marketing validation testing, inventory control and management, storing and transporting any Product, including oversight and management of vendors therefor. For avoidance of doubt, Manufacture excludes all development activities for and related to the chemistry, manufacturing and control portion of an MAA, which activities will be considered “Development” hereunder.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and (ii) is the type that ADCT customarily and actually treats as private or confidential.
1.46“Manufacturing Cost” means [**]. In the case of Manufacturing Costs made in one or more currencies other than US Dollars, the amount of Manufacturing Costs in such other currencies shall be converted into US Dollars in accordance with ADCT’s accounting procedure, to the extent reasonable and consistently applied by ADCT across all of its products and in accordance with the Accounting Standards.
1.47“Medical Affairs Activities” means: (a) the coordination of medical information requests and field based medical liaisons with respect to Products commercially launched in any Territory; and (b) those clinical studies conducted in any Territory after Regulatory Approval of a Product has been obtained that are neither intended nor designed to support a Regulatory Filing including medical affairs studies, post marketing studies, and Investigator Sponsored Clinical Studies.
1.48“MTPC Development Cost Contribution” means, with respect to a Global Study and a particular Calendar Quarter, the sum of (a) the fully burdened cost of extending the Global Study to the MTPC Territory during such Calendar Quarter, plus (b) a proportionate share of the Shared Services Costs for such Calendar Quarter, which proportionate share will be [**].
1.49“MTPC Know-How” means Know-How owned or Controlled by MTPC, including MTPC’s interest in any Joint Know-How.
1.50“MTPC Patents” means the Patents owned or Controlled by MTPC as of the Effective Date and during the Term that (a) arise under Section 4.2.1 and Section 4.2.3 (i) Cover the composition of matter of, or the method of making or using, the sale, the offer of sales or the importation of Licensed Compounds and/or the Products or (ii) are otherwise necessary to use, research, Develop, Manufacture, have Manufactured, sell, offer for sale, distribute, import, export, Commercialize or otherwise exploit the Licensed Compounds and the Products or (b) MTPC’s interest in any Joint Patent.
1.51“MTPC Technology” means MTPC Patents and MTPC Know-How.
1.52“MTPC Territory” means Japan.
1.53“MTPC Third Party License” means a license under one or more Patents from one or more Third Parties that Cover the Licensed Compound or Product (but excluding Patents that Cover the other active ingredient(s) in a Combination Product) in the MTPC Territory that MTPC obtains after the Effective Date.
1.54“Net Sales” means, with respect to any Product, the gross amounts invoiced, billed or otherwise recorded for sales or transfers of Products by MTPC or its Affiliates or Sublicensees to any Third Party, less the following deductions, to the extent such deductions are actually paid, incurred, or otherwise taken, and are reasonable and customary: [**].
1.1.1Components of Net Sales shall be determined in the ordinary course of business in accordance with IFRS, consistently applied. No deductions will be permitted for commissions paid to individuals or agents, nor for the cost of collections. For purposes of determining Net Sales, a “sale” shall not include complimentary delivery and delivery at nominal value of a Product for end use or consumption as “named patient sales”, as “compassionate use” or through other “patient access programs”. Amounts invoiced by MTPC or its Affiliates or its Sublicensees for the sale of Products to or among Affiliates or Sublicensees for resale shall not be included in the computation of Net Sales hereunder and such resales by Affiliates or Sublicensees will be included in the computation of Net Sales hereunder.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and (ii) is the type that ADCT customarily and actually treats as private or confidential.
1.1.2With respect to any sale of any Product in the MTPC Territory for any substantive consideration other than monetary consideration on arm’s length terms (which has the effect of reducing the invoiced amount below what it would have been in the absence of such non-monetary consideration), for purposes of calculating the Net Sales, such Product shall be deemed to be sold exclusively for cash at the average Net Sales price charged to Third Parties for cash sales of such Product in such country during the applicable reporting period (or if there were only de minimis cash sales in such country, at the fair market value as determined in good faith based on pricing in comparable markets).
1.1.3If a Product either is sold in the form of a combination product containing both a Licensed Compound and one or more active ingredient(s) as separate molecular entity(ies) that are not Licensed Compounds (a “Combination Product”), the Net Sales of such Product for the purpose of calculating royalties and sales-based milestones owed under this Agreement for sales of such Product, shall be determined as follows with respect to the country of sale: first, MTPC shall determine the actual Net Sales of such Combination Product (using the above provisions) in such country and then such amount shall be multiplied by the fraction A/(A+B), where A is the invoice price of such Product in such country, if sold separately, and B is the total invoice price of other active ingredient(s) in such Combination Product in such country if sold separately. If any other active ingredient in such Combination Product is not sold separately in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product by a fraction A/C where A is the invoice price of such Product in such country if sold separately, and C is the invoice price of such Combination Product in such country. If neither such Product nor any other active ingredient in such Combination Product is sold separately in such country, the adjustment to Net Sales for such country shall be determined by agreement of the Parties in good faith to reasonably reflect the fair market value of the contribution of such Product in such Combination Product to the total fair market value of such Product.
1.55 “Patent(s)” means any and all patents and patent applications, including any patents issuing therefrom or claiming priority thereto, anywhere in the world, together with any extensions (including patent term extensions and supplementary protection certificates) and renewals thereof, reissues, re-examinations, substitutions, confirmation patents, registration patents, invention certificates, patents of addition, renewals, divisionals, continuations, and continuations-in-part of any of the foregoing.
1.56“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization.
1.57“PMDA” means the Japanese Pharmaceuticals and Medical Devices Agency, or any successor agency thereto.
1.58“Pre-existing Agreements” means the agreements that ADCT entered into prior to the Effective Date under which ADCT has obtained the licenses or rights to ADCT Technology relevant to the Product listed in Exhibit B.
1.59“Pricing Approval” means the approval, agreement, determination or governmental decision establishing the list price for the Product to be paid by the applicable insurance provider and the individual end-consumer or patient.
1.60“Prime Rate” means the rate published in the print edition of the Wall Street Journal on that date on which such rate applies.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and (ii) is the type that ADCT customarily and actually treats as private or confidential.
1.61“Product” means any pharmaceutical product consisting of or containing the Licensed Compound, whether dosage form is same or different, whether formulation is same or different, whether mode of administration is same or different, and whether alone or in combination with one or more other therapeutically active ingredients.
1.62“Regulatory Approval” means any approval, product and establishment license, registration, or authorization of any Regulatory Authority required for the manufacture, use, storage, import, transport, or Commercialization of a Licensed Compound or Product in accordance with Applicable Laws.
1.63“Regulatory Authority” means any applicable Governmental Authority responsible for granting Regulatory Approvals or Pricing Approvals for any pharmaceutical or biologic products, including FDA, PMDA, and like authorities in other countries.
1.64“Regulatory Filings” means all documentation, correspondence, submissions, and notifications submitted to or received from a Regulatory Authority that are necessary or reasonably useful in order to Manufacture, Develop or Commercialize the Product in the Field. For the avoidance of doubt, Regulatory Filings include, with respect to each Product, all INDs, MAAs, Regulatory Approvals, Pricing Approvals, and amendments and supplements of any of the foregoing, as well as the contents of any minutes from meetings (whether in person or by audio conference or videoconference) with a Regulatory Authority.
1.65“Related Substances” means related substances for a Product (e.g., reference standard, internal standard, impurities and radio-labelled equivalent) necessary for MTPC to conduct acceptance tests, preclinical studies or Clinical Studies, for regulatory submissions or commercialization in the MTPC Territory.
1.66“Safety Data” means Data related solely to any adverse drug experiences and serious adverse drug experience as such information is reportable to Regulatory Authorities. Safety Data also includes “adverse events”, “adverse drug reactions”, and “unexpected adverse drug reactions” as defined in the ICH Harmonised Tripartite Guideline for Clinical Safety Data Management: Definitions and Standards for Expedited Reporting.
1.67“Second Indication” means follicular lymphoma or mantle cell lymphoma.
1.68“Shared Services Costs” means, with respect to a Global Study and a particular Calendar Quarter, those certain Direct Development Costs that are associated with activities that are relevant to the conduct of such Global Study in both the MTPC Territory and the ADCT Territory. Shared Services Costs include, but are not limited to, the costs of the services listed on Schedule 1.68.
1.69“Sublicensee” means either a Third Party or an Affiliate of MTPC, in each case that is granted a sublicense by MTPC (whether directly or through multiple tiers) to any of the ADCT Technology to Develop, use, Manufacture, have Manufactured, sell, offer for sale, distribute, import and export or otherwise Commercialize the Licensed Compound or the Product in the Field in the MTPC Territory pursuant to Section 2.4. For clarity, “Sublicensee” excludes any Subcontractor.
1.70“Tax” or “Taxes” means (a) any taxes, assessments, fees, including income, profits, gross receipts, net proceeds, sales, alternative or add on minimum, ad valorem, turnover, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess

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profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of the operation of law or any express obligation to indemnify any other person.
1.71“Technology” means Know-How and Patents.
1.72“Territory” means the ADCT Territory or the MTPC Territory, as applicable.
1.73“Third Party” means a Person other than ADCT, MTPC or their respective Affiliates.
1.74“Valid Claim” means (a) a claim of an issued and unexpired patent included within the ADCT Patents or Joint Patents, which has not been permanently revoked or declared unenforceable or invalid by an unappealable or unappealed decision of a court or other appropriate body of competent jurisdiction, and that has not been abandoned, disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re-examination, or disclaimer or otherwise; or (b) a claim of a pending patent application included within the ADCT Patents, which claim has not been cancelled, withdrawn or abandoned, nor been pending for more than ten (10) years from the earliest filing date to which such patent application or claim is entitled (unless and until granted).
1.75Additional Definitions. The following table identifies the location of definitions set forth in various Sections of the Agreement:

Definition	Section
Abandoning Party	4.6.4(b)
Acquiree	16.5.2
ADCT Corporate Marks	7.6.4
ADCT Global Study	6.2.3
ADCT Indemnitee	13.1
ADCT Partner	11.3.3
ADCT Partner Agreement	11.3.3
Anti-Corruption Law	16.6
Assuming Party	4.6.4(b)
Bankruptcy Law	2.10
Breaching Party	14.2.2
Calendar Half	6.3.3
Chairperson	5.2.1
Challenge	4.8.1
Challenger	4.8.1
Clinical Quality Agreement	8.3.3
Clinical Supply Agreement	8.3.1

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and (ii) is the type that ADCT customarily and actually treats as private or confidential.

Commercial Supply Agreement	8.4
Commercial Quality Agreement	8.4.2
Covered Person	16.6
Damages	4.8.7
Development Cost Estimate	3.3.2.1
Development True-Up Report	3.3.2.1(ii)
Disclosing Party	11.2
Global Commercialization Strategy	7.3
Global Development Strategy	6.1.1
Global Medical Affairs Strategy	9.2
Global Registration Strategy	6.4.2
Global Study	6.1.1
Governance Mechanism	6.3.2
ICH	1.32
JDC	5.3
Indemnified Party	13.3
Identified Rights	4.10
Indemnifying Party	13.3
Infringement	4.8.1
Infringer	4.8.1
Joint Know-How	4.2.4
Joint Patents	4.2.4
Joint Manufacturing Plan	8.2
JSC	5.1
Liaison	5.6.1
Loss	13.1
Manufacturing Coordinator	8.1
MTPC Commercialization Plan	7.3
MTPC Development Plan	6.1.2
MTPC Indemnitee	13.2
MTPC Medical Affairs Plan	9.2
MTPC Registration Plan	6.4.2

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and (ii) is the type that ADCT customarily and actually treats as private or confidential.

Non-Breaching Party	14.2.2
Non-Disclosing Party	11.2
Offset Floor	3.2.6(d)
Patent Challenge	14.2.4
Pharmacovigilance Agreement	6.5.2
Product Trademark	7.6.1
Recall	6.8
Regulatory Milestone	3.2.1
Regulatory Milestone Payment	3.2.1
Royalty Term	3.2.5
Sales Milestone	3.2.3
Sales Milestone Payment	3.2.3
Subcontractor	2.4.4
Sunshine Reporting Laws	6.9
Term	14.1
Third Party Infringement Claim	4.9
Transfer Completion	8.5
Withholding Tax Action	3.6.4

ARTICLE 2
LICENSES
1.1Exclusive License Grant to MTPC. Subject to the terms and conditions of this Agreement, and in particular Section 2.5, ADCT grants to MTPC an exclusive (even as to ADCT and its Affiliates) license, with the right to sublicense in accordance with Section 2.4, under the ADCT Technology, to (a) use, research, Develop, and import (but not Commercialize) the Licensed Compounds in the Field in the MTPC Territory, (b) use, research, Develop, sell, offer for sale, distribute, import, and Commercialize the Products in the Field in the MTPC Territory and (c) conduct Final Manufacturing of the Product in the MTPC Territory for use in the Field in the MTPC Territory.
1.2Non-Exclusive License Grant to MTPC.
1.1.1In consideration for the payments payable to ADCT under ARTICLE 3, upon reasonable request in writing from MTPC and approval of the JSC (which approval shall not be unreasonably withheld), ADCT shall grant a non-exclusive license (or sublicense, as applicable) under the ADCT Technology for MTPC to use or import the Licensed Compound and Product solely for preclinical testing in the ADCT Territory (other than Greater China) in support of use, exploitation, and Commercialization in the Field in the MTPC Territory.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and (ii) is the type that ADCT customarily and actually treats as private or confidential.
1.1.2In consideration for the payments payable to ADCT under ARTICLE 3 and payment of technology transfer costs by MTPC under Section 8.5, upon the occurrence of the Transfer Completion pursuant to Section 8.5, ADCT shall grant a non-exclusive license, with the right to sublicense in accordance with Section 2.4, under the ADCT Technology for MTPC to Manufacture, have Manufactured, and export the Licensed Compound and the Products in any country in the ADCT Territory (other than Greater China), and MTPC Territory, if applicable, but solely for use, exploitation, and sale of the Licensed Compounds and Products in the Field in the MTPC Territory.
1.3License Grant to ADCT. In the event that MTPC makes or conceives or reduces to practice any Know-How or obtains Patents in the performance pursuant to this Agreement during the Term related to the Licensed Compound or Product, subject to the terms and conditions of this Agreement, MTPC hereby grants to ADCT a royalty-free, fee-free, license under the MTPC Technology, with rights to sublicense through multiple tiers, to use, research, Develop, sell, offer for sale, distribute, import, Commercialize and otherwise exploit the Licensed Compounds and Products in the ADCT Territory, which license will be exclusive in the Field and non-exclusive in all other fields outside of the Field.
1.4Sublicenses. Subject to the terms and conditions of this Agreement and, as applicable, the Pre-Existing Agreements, MTPC shall have the right to sublicense, or further sublicense as the case may be, the license rights granted in Section 2.1 through multiple tiers in the Field and in the MTPC Territory to:
1.1.1Any of its Affiliates and Third Parties that, at the time of the sublicense, has commercialized at least one hemato-oncology drug with Regulatory Approval for which aggregate annual sales of such drug(s) exceed JPY [**] (JPY[**]), without ADCT’s consent, provided that (a) MTPC provides ADCT with prior notice of the name of the Affiliate or Third Party, and the rights to be sublicensed, and (b) any such sublicense granted by MTPC to an Affiliate shall terminate if (i) such entity is no longer an Affiliate of MTPC and (ii) MTPC or such entity does not obtain ADCT’s prior written consent to continue such sublicense, which consent shall not be unreasonably withheld, delayed or conditioned; and
1.1.2other Third Parties solely with ADCT’s prior written consent.
1.1.3For any sublicense granted by MTPC under this Section 2.4, (a) such Affiliate or Third Party shall agree in writing to comply with the terms and conditions of this Agreement that are applicable to activities by such Affiliate and Third Party under such sublicense; (b) MTPC shall remain fully liable for the performance of such Affiliate and Third Party in connection with this Agreement; and (c) MTPC shall provide ADCT with a copy of each agreement with any Third Party pursuant to which a sublicense is granted pursuant to this Section 2.4, from which MTPC may redact any terms unrelated to this Agreement.
1.1.4Subject to the terms and conditions of this Agreement, MTPC shall have the right to sublicense the rights granted to it under Section 2.1 and Section 2.2 to Third Parties that (a) are solely performing services on behalf of, or for the benefit of, MTPC or its Affiliates or Sublicensees in connection with MTPC’s or its Affiliates’ or Sublicensees’ efforts to Develop, use, Manufacture, have Manufactured, sell, offer for sale, distribute, import and export or otherwise Commercialize the Licensed Compounds and the Products in the MTPC Territory (or in the ADCT Territory, to the extent permitted pursuant to Section 2.2) in accordance with the terms of this Agreement, including for example, academic institutions, clinical trial sites, investigators, contract research organizations, Third Party manufacturers, co-promotion partners or any similar independent contractors, and (b) in each case, are not granted any rights to use such sublicensed rights for any other purposes and will obtain no rights to any Licensed

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and (ii) is the type that ADCT customarily and actually treats as private or confidential.
Compound, Product, or intellectual property that may be created, in each case, in connection with the exercise of such sublicensed rights (each such Third Party, a “Subcontractor”), provided that any such sublicense shall be made pursuant to a written agreement that is consistent with this Agreement, including the intellectual property and confidentiality provisions hereof. MTPC shall identify its Subcontractors to ADCT upon request by ADCT, and shall assume responsibility for the actions, including any breach of the terms of this Agreement, by any such Subcontractor.
1.5License Restrictions. The rights and licenses granted herein are subject in all cases to all restrictions and limitations to which ADCT is subject under the Pre-existing Agreements. ADCT will be responsible for the payment obligations to the Third Parties under the Pre-Existing Agreements.
1.6ADCT Covenants. ADCT hereby covenants that it shall not (a) terminate any Pre-existing Agreement to the extent relating to any Licensed Compound or Product in the MTPC Territory, (b) assign any Pre-existing Agreement or any obligation of ADCT thereunder, except in connection with an assignment of this Agreement in its entirety pursuant to Section 16.5, (c) change any term and condition of any Pre-existing Agreement, in each case in a manner expected to adversely impact MTPC’s exercise of its license rights granted in Section 2.1 and Section 2.2, without the prior written consent of MTPC, not to be unreasonably withheld, delayed or conditioned.
1.7MTPC Covenants. MTPC will not exploit the Licensed Compound or Products outside of the Field or outside of the MTPC Territory (except as permitted under Section 2.2). MTPC will not practice the ADCT Technology other than as expressly licensed and permitted under this Agreement or otherwise agreed by the Parties in writing.
1.8Reservation of Rights. ADCT reserves all rights to ADCT Technology that are not specifically granted under this ARTICLE 2, and no further licenses, either by implication or estoppel, are contemplated or granted hereunder. ADCT hereby expressly retains, for itself and its Affiliates and licensees, the rights under the ADCT Technology to exercise its rights and perform its obligations under this Agreement, whether directly or through one or more Affiliates or licensees (other than MTPC) or Subcontractors.
1.9Non-Competition.
1.1.1Prior to the first occurrence of the First Commercial Sale of a Product in the MTPC Territory, during the Term, MTPC, its Affiliates and Sublicensees shall not engage in, promote, or aid a Third Party in the clinical development or sale of any product or therapy that is [**] in the MTPC Territory other than a Product as set forth in this Agreement.
1.1.2Upon and following the first occurrence of the First Commercial Sale of a Product in the MTPC Territory, during the Term, MTPC, its Affiliates and Sublicensees shall not engage in, promote, or aid a Third Party in the sale of any product or therapy that is [**] in the MTPC Territory other than a Product as set forth in this Agreement. For the avoidance of any doubt, upon and following the First Commercial Sale of a Product in the MTPC Territory, MTPC may [**].
1.1.3Notwithstanding the foregoing, the non-compete restrictions under Section 2.9.1 and Section 2.9.2 shall not apply to any and all activities of MTPC’s existing product UPLIZATM (inebilizumab-cdon) [**].

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and (ii) is the type that ADCT customarily and actually treats as private or confidential.
1.10Rights in Bankruptcy. All licenses and similar use rights granted under or pursuant to any Section of this Agreement are and will otherwise be deemed to be for purposes of the bankruptcy law or any other comparable or similar laws or regulations in any relevant country or jurisdiction (collectively, the “Bankruptcy Laws”) and licenses of rights to “intellectual property”. The Parties agree that the applicable Party, as licensees or sublicensees of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the applicable Bankruptcy Laws. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the applicable Bankruptcy Laws, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property (including supporting materials such as files relating to prosecution or enforcement), which, if not already in such other Party’s possession, will be promptly delivered to it upon its written request thereof. Any agreements supplemental to this Agreement will be deemed to be “agreements supplementary to” this Agreement for purposes of the Bankruptcy Laws. The upfront payment under Section 3.1, Regulatory Milestone Payments, Sales Milestone Payments and royalty payments payable under Section 3.2, will be considered “royalties” for purposes of the Bankruptcy Laws.
1.11Right of Reference. Subject to Section 6.2, each Party hereby grants to the other Party and its Sublicensees, without any charge or fee, a right of reference to all Data included in the Regulatory Filings and marketing authorizations Controlled by such Party and to all Data Controlled by such Party included in Regulatory Filings and marketing authorizations Controlled by such other Party, relating to Licensed Compounds and Products to the extent necessary or useful for such other Party (a) in the case of MTPC, to Develop, conduct Manufacturing (solely as permitted under Section 2.1 and Section 2.2), and Commercialize the Licensed Compound and Products in the Field in the MTPC Territory, and (b) in the case of ADCT, to Develop, Manufacture, and Commercialize the Licensed Compound and Products in any field in any country in the ADCT Territory. Each Party shall provide a signed statement to the other Party that such other Party may rely on, in support of the approval of such other Party’s Regulatory Filings, and provide the applicable Regulatory Authority access to (a) the underlying raw data included in such Regulatory Filings and marketing authorizations Controlled by such Party and (b) the underlying raw data Controlled by such Party included in such Regulatory Filings and marketing authorizations Controlled by such other Party. Each Party shall maintain, at its expense, during the Term, all data, and the underlying raw data thereof, Controlled by such Party included or to be included in Regulatory Filings and marketing authorizations Controlled by the other Party to the extent necessary or useful for such other Party to maintain and/or file the Regulatory Filings for and to maintain marketing authorizations of Licensed Compounds and Products. Each Party shall store the relevant Data and information Controlled by such Party to be used for applying, obtaining and maintaining Regulatory Approval for the Products in accordance with such Party’s standard operating procedures or as reasonably requested in writing by the other Party for purposes of the other Party’s compliance with Applicable Law in the Territory. In the event there are concerns about the quality of any Data, and the underlying raw data thereof, Controlled by such Party, the Parties agree that the other Party has the right to conduct reasonable quality assurance audits with respect to the said Data to verify conformance with Applicable Laws.

ARTICLE 3
FINANCIAL TERMS
1.1Upfront Payment. In partial consideration of the rights granted to MTPC under this Agreement, MTPC shall pay to ADCT a one-time, non-refundable, non-creditable upfront

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and (ii) is the type that ADCT customarily and actually treats as private or confidential.
payment of Thirty Million US Dollars (US$30,000,000) within [**] Business Days following the execution of this Agreement.
1.2Milestone and Royalty Payments. In further consideration of the rights granted to MTPC under this Agreement, MTPC shall pay to ADCT the following amounts:
1.1.1Regulatory Milestone Payments. MTPC shall notify ADCT in writing within [**] days after the first achievement of each applicable milestone event set forth below (whether by MTPC or its Affiliate or Sublicensee) (each, a “Regulatory Milestone”). MTPC shall pay to ADCT the corresponding one-time, non-refundable, non-creditable payment for each such milestone event (each, a “Regulatory Milestone Payment”), within [**] days of such notification by MTPC.

Regulatory Milestone	Regulatory Milestone Payment
(i) Acceptance of filing of a MAA for a Product in the MTPC Territory for the treatment of DLBCL	USD [**]
(ii) Acceptance of filing of a MAA for a Product in the MTPC Territory for a Second Indication	USD [**]
(iii) First Commercial Sale of a Product in the MTPC Territory for treatment of DLBCL	USD [**]
(iv) First Commercial Sale of the Product in the MTPC Territory for a Second Indication	USD [**]
(v) First Commercial Sale of the Product in the MTPC Territory in first-line DLBCL	USD [**]

1.1.2Limitation on Number Regulatory Milestone Payments. Each Regulatory Milestone Payment listed above is payable only once during the Term upon the first achievement of such Regulatory Milestone by MTPC, its Affiliates, and Sublicensees regardless of the number of times the Regulatory Milestone is achieved with respect to one or more Products. For clarity, (a) different subtypes of the same indication, (b) different lines of treatment for the same indication, (c) different symptoms of the same indication, (d) prevention, treatment or cure of the same indication, (e) product formulation, packaging, dosage amount, dosage regimen, dosage form, route of administration, monotherapy vs. combination or add-on therapies under the same indication, and (f) patient’s gender and age under the same indication are deemed to be one indication.
1.1.3Sales Milestone Payments. MTPC shall notify ADCT in writing within [**] days after the close of the Fiscal Year in which the applicable sales milestone event set forth below (each, a “Sales Milestone”) is first achieved by MTPC, its Affiliates, and Sublicensees. MTPC shall pay to ADCT the corresponding one-time, non-refundable, non-creditable payment for such milestone event (each, a “Sales Milestone Payment”), within [**] days of such notification by MTPC. Sales Milestones are based on aggregate Net Sales of all Products across all indications in the Field in the MTPC Territory in a given Fiscal Year. For the avoidance of doubt, each of the Sales Milestone Payments shall be payable only once during the Term regardless of the number of times such milestone is achieved.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and (ii) is the type that ADCT customarily and actually treats as private or confidential.

Sales Milestone	Sales Milestone Payment
USD [**] in annual Net Sales of Products in the MTPC Territory	USD [**]
USD [**] in annual Net Sales of Products in the MTPC Territory	USD [**]
USD [**] in annual Net Sales of Products in the MTPC Territory	USD [**]
USD [**] in annual Net Sales of Products in the MTPC Territory	USD [**]

1.1.4Royalty Rate. In further consideration of the rights granted to MTCP under this Agreement, subject to the terms and conditions of this ARTICLE 3, MTPC shall pay to ADCT royalties, as calculated by multiplying the applicable royalty rate by the corresponding amount of incremental Net Sales of all applicable Products in the MTPC Territory during such Calendar Quarter, as follows:

Annual Net Sales of Products in the MTPC Territory	Royalty Rate
Portion of Net Sales less than USD [**]	[**]%
Portion of Net Sales greater than or equal to USD [**] but less than USD [**]	[**]%
Portion of Net Sales greater than or equal to USD [**] but less than US [**]	[**]%
Portion of Net Sales greater than or equal to USD [**]	[**]%

1.1.5Royalty Term. The term of the royalties payable under this ARTICLE 3, on a Product-by-Product basis, shall commence on the First Commercial Sale of each Product in the MTPC Territory and expire on the later of (a) the date of expiration of the last-to-expire of any Valid Claim of the ADCT Patents or Joint Patents in the MTPC Territory, (b) the expiration of exclusivity granted to MTPC by a Regulatory Authority with respect to such Product and (c) ten (10) years after the First Commercial Sale of the relevant Product in the MTPC Territory (collectively, the “Royalty Term”).
1.1.6Royalty Adjustments.
(a)Valid Claim Expiration. If the last Valid Claim included in the ADCT Patent or Joint Patent Covering a Product in the MTPC Territory has expired during the Royalty Term, then the royalties payable by MTPC under Section 3.2.4 with respect to Net Sales of such Product in the MTPC Territory shall be reduced by [**]percent ([**]%) for the remainder of the Royalty Term if MTPC still has regulatory exclusivity (under Section 3.2.5(b)) with respect to such Product or if the ten (10) year period from First Commercial Sale (under Section 3.2.5(c)) of such Product has not expired.
(b)Generic Competition Reduction. If, during the Royalty Term, one or more Generic Product(s) or Biosimilar Product(s) with respect to a Product is sold in the MTPC Territory, the royalties payable by MTPC under Section 3.2.4 with respect to Net Sales of such

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and (ii) is the type that ADCT customarily and actually treats as private or confidential.
Product in the MTPC Territory shall be reduced by a percentage equal to the percentage of market share reduction directly attributable to such Generic Product or Biosimilar Product competition as established by IQVIA, formerly known as Quintiles and IMS Health, Inc. or another data provider reasonably acceptable to JSC; provided, however, the maximum reduction in the royalties due under this Section 3.2.6(b) shall be [**]percent ([**]%) of the royalty otherwise due. As a non-limiting example, a [**]percent ([**]%) reduction in MTPC market share would lead to a [**] percent ([**]%) reduction in the royalty rate, reducing a [**] percent ([**]%) royalty to [**] percent ([**]%) ([**]).
(c)Third Party Royalty Payments. If MTPC actually pays a royalty to any Third Party for such MTPC Third Party License, MTPC shall be entitled to reduce, on a Product-by-Product basis, from any of the royalties otherwise payable by MTPC pursuant to Section 3.2.4, an amount equal to [**] percent ([**]%) of any royalties paid by MTPC to such Third Party pursuant to the applicable MTPC Third Party License with respect to the Development, Manufacture, Final Manufacture or Commercialization of the same Product in the MTPC Territory.
(d)Limits on Deductions. Notwithstanding the forgoing, during any Calendar Quarter in the Royalty Term, the aggregate amount of the reductions under Section 3.2.6(a), (b), and (c) may not exceed [**] percent ([**]%) of the amount that would have been payable to ADCT under Section 3.2.4 (the “Offset Floor”); provided that to the extent that any such amount cannot be offset or deducted against any royalty payment due with respect to such Product for any given Calendar Quarter due to the Offset Floor for such payment, then the unused portion of such amount may be carried forward and offset against the royalty payment(s) with respect to such Product in the following Calendar Quarter(s) (subject always to the Offset Floor for any such payment).
1.1.7Royalty Reports and Royalty Payments. Commencing with the First Commercial Sale of a Product in the MTPC Territory, MTPC shall deliver, in writing, to ADCT (a) estimates of Net Sales for each Calendar Quarter within [**] days following the end of such Calendar Quarter and (b) written reports of actual Net Sales for each Calendar Quarter within [**] days after the end of each Calendar Quarter. Such report of actual Net Sales shall include the converted US Dollars amounts, which conversion shall be made at the Exchange Rate for the each calendar month in the Calendar Quarter. Such written report of actual Net Sales shall also include, on a consolidated basis in reasonably specific detail [**]. MTPC shall pay ADCT the royalties set forth in each such report within [**] days of receipt by MTPC of ADCT’s invoice for such royalty payment. If no royalties are due, MTPC shall so report.
1.3Manufacturing Cost and Reimbursements.
1.1.1Manufacturing Costs. Unless otherwise set forth in the applicable supply agreement between the Parties, in consideration for Licensed Compounds, Products and Related Substances supplied from ADCT pursuant to Section 8.3 and Section 8.4, ADCT shall invoice MTPC, and MTPC shall pay within [**] days of receipt by MTPC of ADCT’s invoice, for Manufacturing Costs and other costs incurred pursuant to Section 8.3 and Section 8.4, in US Dollars, provided that any currency conversion into US Dollars will be made pursuant to the currency conversion scheme set forth in Section 1.25.
1.1.2Reimbursement of the Direct Development Costs. In the event that MTPC exercises the option to participate in a Global Study under Section 6.2.2, MTPC shall reimburse Direct Development Costs to ADCT as follows:

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and (ii) is the type that ADCT customarily and actually treats as private or confidential.
3.3.2.1 Advance Payment of Direct Development Costs. During the Term, ADCT will submit an estimate of quarterly Direct Development Costs to the JSC for each Global Study based on the budget under the then-current ADCT development plan and MTPC Development Plan (for clarity, such budget for the MTPC portion of the Global Study shall be pre-approved by the JSC under item (p) of Section 5.1) for the next Calendar Quarter no later than thirty (30) days prior to the first day of such Calendar Quarter (collectively, the “Development Cost Estimate”).
(i) Timing of Payment for Global Study. MTPC shall pay to ADCT [**] percent ([**]%) of the quarterly Development Cost Estimate within [**] days following the receipt of an invoice therefor on a quarterly basis, as an advance on the MTPC Development Cost Contribution for such Calendar Quarter.
(ii) True-Up. Within [**] days after the end of every other Calendar Quarter (i.e., two (2) times per year) during the Term, ADCT shall submit to MTPC a reasonably detailed reconciliation report setting forth the actual Direct Development Costs incurred by or on account of ADCT in the two (2) preceding Calendar Quarters and any credits or reductions for advance payments made by MTPC in respect of the Development Cost Estimate for such two (2) Calendar Quarters (the “Development True-Up Report”). If the portion of the Development Cost Estimate paid by MTPC pursuant to Section 3.3.2.1(i) for such prior two (2) Calendar Quarters is less than the MTPC Development Cost Contribution for such Calendar Quarters, then MTPC shall pay to ADCT the difference between the portion of such Development Cost Estimates paid in advance by MTPC and the MTPC Development Cost Contribution (based on actual quarterly Direct Development Costs) for such two (2) Calendar Quarters within [**] days following receipt of an invoice from ADCT. If the portion of Development Cost Estimates paid by MTPC pursuant to Section 3.3.2.1(i) for such prior two (2) Calendar Quarters is greater than the MTPC Development Cost Contribution (based on actual quarterly Direct Development Costs) for such two (2) Calendar Quarters, then, at MTPC’s election, (a) ADCT shall reimburse such difference within [**] days following receipt of an invoice from MTPC or (b) MTPC may offset such difference against its Development Cost Estimate payment for the subsequent Calendar Quarter (except where (x) such invoice is the final invoice to be provided by ADCT or (y) a notice of termination has been delivered or this Agreement has been terminated, in which case ADCT shall reimburse such true-up amount within [**] days following receipt of an invoice for such true-up amounts from MTPC).
1.1.3Other Reimbursements. To the extent that either Party incurs costs that are subject to reimbursement by the other Party hereunder, other than as set forth in Section 3.3.1 or Section 3.3.2, the Party incurring such costs shall provide such other Party an invoice therefor in US Dollars, based on the applicable Exchange Rate. The invoicing Party shall provide the other Party with such supporting documentation for such invoice as such other Party may reasonably request.
1.1.4Payment of Invoices; Disputes. Each Party shall pay any such undisputed invoice provided by the other Party under this Section 3.3 within [**] days following its receipt thereof. All payments shall be made in US Dollars, calculated at the applicable Exchange Rate. If the Party receiving such invoice disputes any portion thereof in good faith, then it shall give the invoicing Party written notice of such dispute and pay the undisputed portions of such invoice and the Parties shall promptly seek to reasonably resolve the disputed portions. Any disputes with respect to the amounts set forth in a report or invoice delivered under this Section that are not resolved by the Parties within [**] days after such dispute is first raised shall be referred to the JSC for attempted resolution. If the JSC does not resolve such dispute within [**] days, the matter shall be determined under the dispute resolution provisions of ARTICLE 15.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and (ii) is the type that ADCT customarily and actually treats as private or confidential.
1.1.5Audits. The audit rights set forth in Section 3.7 shall apply to any payment made pursuant to this Section 3.3.
1.1.6No Double Charges. Neither Party will double charge the other Party for any costs or expenses subject to reimbursement under this Section 3.3.
1.4Remittance. All amounts paid under this Agreement will be made in US Dollars through wire transfer to such bank account as the invoicing Party may designate in writing from time to time.
1.5Late Payments. If either Party does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to such Party until the date of payment at the per annum rate of [**] percent ([**]%) points above the Prime Rate assessed from the day payment was initially due within the regular office hours of the paying Party; provided, however, that in no case shall such interest rate exceed the highest rate permitted by Applicable Laws. The payment of such interest shall not foreclose each Party from exercising any other rights it may have because any payment is overdue.
1.6Taxes.
1.1.1Cooperation and Coordination. The Parties acknowledge and agree to cooperate in order to appropriately calculate consistently with Applicable Laws, taxes payable with respect to their collaborative efforts under this Agreement and any appropriate reductions, credits, or deductions that may lawfully reduce otherwise applicable taxes. In particular, where any such deduction or withholding in relation to any payment made under this Agreement can be reduced, eliminated or recovered by an application under any double tax treaty, the Parties shall cooperate with each other and use commercially reasonable efforts with regards to such application. ADCT shall provide to MTPC any taxation documents and other documents that may be reasonably necessary in order for MTPC not to withhold tax or to withhold tax at a reduced rate under an appropriate income tax treaty.
1.1.2Assessment. Either Party may, at its own expense, protest any assessment, proposed assessment, or other claim by any Governmental Authority for any additional amount of taxes, interest or penalties or seek a refund of such amounts paid if permitted to do so by Applicable Laws. The Parties shall cooperate with each other in any protest by providing records and such additional information as may reasonably be necessary for a Party to pursue such protest.
1.1.3Payment of Tax. A Party receiving a payment pursuant to this Agreement shall pay any and all taxes levied on such payment except as provided in this Section 3.6. If one Party is required by Applicable Laws to make a payment to the other Party subject to a deduction or withholding of tax, the payment by such required Party (in respect of which such deduction or withholding of tax is required to be made) shall be increased by the amount necessary to ensure that the other Party receives an amount equal to the same amount that it would have received had no Withholding Tax Action occurred, except in cases in which such deduction or withholding of tax obligation arises as a result of such other Party’s failure of collaborative efforts as set forth in Section 3.6.1. In such cases, the paying Party may deduct or withhold the applicable tax without increase of the amount and shall (a) deduct those taxes from the payment; (b) pay the taxes to the proper taxing authority; and (c) send evidence of the obligation together with proof of payment to the other Party within [**] days following that payment. If the paying Party is required by the proper taxing authority to make a payment of withholding tax, the other Party shall collaborate to seek a refund under the tax treaty.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and (ii) is the type that ADCT customarily and actually treats as private or confidential.
1.1.4Withholding Taxes Resulting from a Party’s Action. Without limiting the generality of the foregoing, if one Party (or a Party’s assignees or successors) is required to make a payment to the other Party subject to a deduction or withholding of tax, and if such deduction or withholding of tax obligation arises as a result of any action taken by such required Party or its Affiliates or successors, including an assignment of this Agreement as permitted under Section 16.5, as a result of which (a) the payment arises in a territory other than such required Party’s Territory, (b) there is a change in the tax residency of such required Party, or (c) the payments arise or are deemed to arise through a branch of such required Party in a territory other than such required Party’s Territory and such action has the effect of increasing the amount of tax deducted or withheld (each, an “Withholding Tax Action”), then notwithstanding Section 3.6.3, the payment by such required Party (in respect of which such deduction or withholding of tax is required to be made) shall be increased by the amount necessary to ensure that the other Party receives an amount equal to the same amount that it would have received had no Withholding Tax Action occurred.
1.7Records; Audits. MTPC and its Affiliates and Sublicensees on one hand, and ADCT and its Affiliates on the other hand, will maintain complete and accurate records in sufficient detail to permit the other Party to, or have an independent certified public accountant selected by the other Party to, confirm the accuracy of the calculation of royalty, Direct Development Cost, Manufacturing Cost and other payments under this Agreement. Upon reasonable prior notice, such records shall be available during regular business hours for a period of [**] years from the end of the Fiscal Year concerned for examination at the auditing Party’s expense, and not more often than once each Calendar Year, by an independent certified public accountant selected by one Party and reasonably acceptable to the other Party (which acceptance shall not be unreasonably withheld), for the sole purpose of verifying the accuracy of the financial reports furnished by the audited Party pursuant to this Agreement. Any such auditor shall not disclose Confidential Information of the audited Party, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by the audited Party or the amount of payments due under this Agreement. For clarity, the auditor shall disclose the Confidential Information of the audited Party to the auditing Party only to the extent necessary to confirm calculation of royalty payments and supply price under this Agreement, as applicable. The auditing Party shall provide the audited Party with a copy of audit report within [**] days from its receipt of such audit report from the accountant. Any amounts shown to be owed but unpaid shall be paid within [**] days from the receipt of the copy of audit report by the audited party, plus interest (as set forth in Section 3.5) from the original due date. Any amounts shown to have been overpaid shall be creditable and refunded within [**] days from the accountant’s report. The auditing Party shall bear the full cost of such audit unless such audit discloses an underpayment of the amount actually owed during the applicable Calendar Year of more [**] percent ([**]%) of the amounts actually owed, in which case the audited Party shall bear the full cost of such audit.

ARTICLE 4
INTELLECTUAL PROPERTY
1.1Inventorship. For purposes of Section 4.2, inventorship for inventions and discoveries first made during the course of the performance of activities pursuant to this Agreement shall be determined in accordance with U.S. Patent Law.
1.2Ownership.
1.1.1Background Intellectual Property. As between the Parties, and subject to the licenses granted under this Agreement, each Party retains all right, title and interest in and to

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and (ii) is the type that ADCT customarily and actually treats as private or confidential.
all intellectual property rights that such Party owns or Controls as of the Effective Date or that it develops or otherwise acquires after the Effective Date and outside the activities conducted pursuant to this Agreement.
1.1.2ADCT Ownership of New Intellectual Property. Subject to the terms and conditions set forth in this Agreement, including the licenses granted in ARTICLE 2, the entire right, title and interest in and to all Know-How and Patents arising from the performance of activities pursuant to this Agreement made or conceived solely by employees of ADCT or its Affiliates (or a Third Party acting on any of their behalf) shall be owned by ADCT.
1.1.3MTPC Ownership of New Intellectual Property. Subject to the terms and conditions set forth in this Agreement, including the licenses granted in ARTICLE 2, the entire right, title and interest in and to all Know-How and Patents arising from the performance of activities pursuant to this Agreement made or conceived solely by employees of MTPC or its Affiliates (or a Third Party acting on any of their behalf) shall be owned by MTPC.
1.1.4Joint Ownership of New Intellectual Property. Subject to the terms and conditions set forth in this Agreement, including the licenses granted in ARTICLE 2, the entire right, title and interest in and to all Know-How and Patents arising from the performance of activities pursuant to this Agreement made or conceived jointly by employees of ADCT or its Affiliates (or a Third Party acting on any of their behalf) and employees of MTPC or its Affiliates (or a Third Party acting on any of their behalf) (“Joint Know-How” and “Joint Patents” respectively) shall be owned jointly by ADCT and MTPC.
1.3Disclosure. Each Party shall promptly disclose to the other Party any invention, whether patentable or not, made by or on behalf of such Party or its Affiliates (or otherwise Controlled by such Party) in the performance of its obligations or the exercise of its rights under this Agreement.
1.4Invention Assignment. Each Party shall ensure that all of its and its Affiliates’ employees and contractors (including Subcontractors) acting under its or its Affiliates’ authority in the performance of this Agreement assign to such Party (or to an entity that is obligated to assign to such Party) under a binding written agreement all rights, titles and interests in and to all Know-How discovered, made, conceived or reduced to practice by such employee or contractor and any intellectual property rights thereunder. For clarity, each Party shall be solely liable for any compensation required by such written agreement, laws or otherwise to its and its Affiliates’ employee or contractor who is the inventor or creator of such Know-How.
1.5Right to Practice Joint Know-How and Joint Patents. Except to the extent either Party is restricted by the express terms of this Agreement, each Party shall have the right to practice and exploit such Joint Patents and Joint Know-How, with full rights to license its interest therein in the respective Territory and without any duty of accounting to or any duty to seek consent from the other Party. Each Party shall have a duty to protect Joint Know-How by taking all reasonable steps to prevent its public disclosure. Upon the reasonable request of either Party, the other Party shall take such further actions reasonably requested by the other Party to evidence or confirm the requesting Party’s right to engage in such activities.
1.6Prosecution.
1.1.1Definition of Prosecution. As used herein, “prosecution” of Patents shall include all communication and other interaction with any patent office or patent authority having jurisdiction over a Patent application throughout the world in connection with pre-grant proceedings. Post-grant proceedings shall be governed by Section 4.8.

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1.1.2ADCT Patent.
(a)ADCT shall have the sole right to prepare, file, prosecute and maintain the ADCT Patents in the ADCT Territory at ADCT’s sole expense. Except as otherwise provided in Section 4.6.2(b), and subject to the terms of the applicable rights of the licensor of ADCT under the applicable Pre-existing Agreement, ADCT shall have the first right, but not the obligation, to prepare, file, prosecute and maintain the ADCT Patents in the MTPC Territory, through counsel reasonably acceptable to MTPC, at ADCT’s sole expense. [**].
(b)ADCT may elect to cease prosecution and maintenance, or not to file an application for, any ADCT Patents in the MTPC Territory by written notice to MTPC given at least [**] days prior to any upcoming deadline in the Japan Patent Office with respect to such ADCT Patents. In such event, MTPC shall have the right, but not the obligation, to assume the responsibility for the prosecution and maintenance of such ADCT Patents in the MTPC Territory in the name of MTPC and each Party shall pay [**] percent ([**]%) of the cost and expense. [**].
1.1.3MTPC Patent.
(a)Except as otherwise provided in this Section 4.6.3(b), MTPC shall have the right, but not the obligation, to prepare, file, prosecute and maintain the MTPC Patents worldwide including the ADCT Territory, at MTPC’s sole expense.
(b)MTPC may elect to cease prosecution and maintenance, or not to file an application for, any MTPC Patents in the ADCT Territory by written notice to ADCT given at least [**] days prior to any upcoming deadline in any patent office with respect to such MTPC Patents. In such event, ADCT shall have the right, but not the obligation, to assume the responsibility for the prosecution and maintenance of such MTPC Patents in the ADCT Territory in the name of ADCT at ADCT’s sole cost and expense and without recourse to MTPC. [**].
1.1.4Joint Patent.
(a)Except as otherwise provided in Section 4.6.4(b), ADCT shall have the right, but not the obligation, to prepare, file, prosecute and maintain the Joint Patents in the names of both ADCT and MTPC in the ADCT Territory at ADCT’s sole expense, and MTPC shall have the right, but not the obligation, to prepare, file, prosecute and maintain the Joint Patents in the names of both ADCT and MTPC in the MTPC Territory at MTPC’s sole expense. Each Party shall at its own cost, sign, or use commercially reasonable efforts to have signed, all legal documents necessary to file and prosecute patent applications or to obtain or maintain patents in respect of such Joint Patents. Each Party will be kept reasonably informed on progress of other Party’s prosecution and will be provided reasonable opportunity to review and comment on prosecution-material documents, upon the other Party’s request.
(b)In the event that the Party (the “Abandoning Party”) elects not to file or continue to prosecute or maintain patent protection on any Joint Patents in its Territory by written notice to the other Party (the “Assuming Party”) given at least [**] days prior to any upcoming deadline in any patent office with respect to such Joint Patents, the other Party shall have the right (but not the obligation) to file, prosecute and maintain such Joint Patents in such country in its sole name at its sole expense and without recourse to the Abandoning Party, in which event such Joint Patent will become Assuming Party’s Patent.
1.7Patent Term Extension in MTPC Territory. MTPC shall have the final decision-making authority with respect to applying for any patent term extension for the MTPC Patents

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and Joint Patents in the MTPC Territory. ADCT shall have the final decision-making authority with respect to applying for any patent term extension for the ADCT Patents in the MTPC Territory; provided, however, that MTPC has a right to request that ADCT applies for patent term extension if ADCT decides not to apply any patent term extension for the ADCT Patents in the MTPC Territory, and following such request, ADCT will apply for patent term extension for the applicable ADCT Patents at ADCT’s expense. MTPC will assist ADCT with providing all documentation and authorization needed by ADCT to apply for such patent term extensions to ADCT Patents.
1.8Enforcement Rights for Infringement by Third Parties.
1.1.1Notice. Each Party shall promptly notify (and will use reasonable efforts to so notify within [**] Business Days), in writing, the other Party upon learning of any actual or suspected infringement of the ADCT Patents, MTPC Patents and Joint Patents (the “Infringement”, and a Third Party engaged in such Infringement, the “Infringer”), or of any claim, opposition or action alleging invalidity, unenforceability of the ADCT Patents, MTPC Patents and Joint Patents (the “Challenge”, and a Third Party engaged in such Challenge, the “Challenger”). If a Party receives such notice, such Party shall provide to the other Party all evidence in its possession pertaining to the actual or suspected infringement, or claim of invalidity or unenforceability that it can disclose without breach of a pre-existing obligation to a Third Party or waiver of a privilege.
1.1.2ADCT Patents. ADCT shall have the sole right to enforce or defend the ADCT Patents against Infringers or Challengers within the ADCT Territory at ADCT’s costs and expenses. Subject to ADCT’s rights and obligations under existing in-licenses, MTPC shall have the initial right to elect to enforce or defend the ADCT Patents against Infringers or Challengers within the MTPC Territory, to the extent of infringement in the Field, at MTPC’s costs and expenses for a period of [**] days or such shorter period as to give the other Party a reasonable opportunity to respond prior to any deadline under Applicable Law (as may be extended by MTPC’s reasonable request) after the first notice under Section 4.8.1. If MTPC elects not to pursue action against such Infringers or Challengers within such period, then MTPC shall so notify ADCT in writing, and ADCT shall have a step-in right to pursue action against such Infringers or Challengers at ADCT’s cost and expense.
1.1.3MTPC Patents. MTPC shall have the right to enforce or defend the MTPC Patents against Infringers or Challengers within the MTPC Territory at MTPC’s cost and expense. ADCT shall have the initial right to elect to enforce or defend the MTPC Patents against Infringers or Challengers within the ADCT Territory at ADCT’s costs and expenses for a period of ninety (90) days or such shorter period as to give the other Party a reasonable opportunity to respond prior to any deadline under Applicable Law (as may be extended by ADCT’s reasonable request) after the first notice under Section 4.8.1. If ADCT elects not to pursue action against such Infringers or Challengers, then ADCT shall so notify MTPC in writing, and MTPC shall have a step-in right to pursue action against such Infringers or Challengers at MTPC’s cost and expense.
1.1.4Joint Patents. MTPC shall have the initial right to elect to enforce or defend Joint Patents against Infringers or Challengers within the MTPC Territory at MTPC’s cost and expense for a period of ninety (90) days (as may be extended by MTPC’s reasonable request) after the first notice under Section 4.8.1. If MTPC elects not to pursue action against such Infringers or Challengers within such period, then MTPC shall so notify ADCT in writing, and ADCT shall have a step-in right to pursue action against such Infringers or Challengers at ADCT’s cost and expense. ADCT shall have the initial right to enforce or defend Joint Patents against Infringers or Challengers within the ADCT Territory at ADCT’s cost and expense for a

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and (ii) is the type that ADCT customarily and actually treats as private or confidential.
period of [**] days or such shorter period as to give the other Party a reasonable opportunity to respond prior to any deadline under Applicable Law days (as may be extended by ADCT’s reasonable request) after the first notice under Section 4.8.1. If ADCT elects not to pursue action against such Infringers or Challengers within such period, then ADCT shall so notify MTPC in writing, ad MTPC shall have a step-in right to pursue action against such Infringers or Challengers at MTPC’s costs and expenses.
1.1.5Cooperation. Each Party agrees to be joined in any litigation or administrative proceedings if necessary for the other Party to enforce or defend such intellectual property against Infringers or Challengers in accordance with this Section 4.8 at the enforcing Party’s cost and expense. The Parties shall coordinate with respect to enforcement strategies in the MTPC Territory, and MTPC shall have the final decision-making authority with regard to any enforcement and defense of matters within the MTPC Territory; provided that MTPC shall work in good faith with and reasonably consider input of ADCT with regard to such matters, and if an enforcement and defense strategy would adversely affect the validity or enforceability of the ADCT Patents, then ADCT’s written consent to the enforcement strategy shall be required.
1.1.6Settlement. MTPC shall have the sole right and authority to settle disputes arising from such Infringement or Challenge involving the ADCT Patents in the MTPC Territory, to the extent that MTPC controls such Infringement or Challenge under this Section 4.8; provided, however, that if any such settlement would adversely affect the validity or enforceability of the ADCT Patents, impose any monetary or legal obligation on ADCT, conflict with any of ADCT’s legal obligations or materially alter ADCT’s rights to sell a Product in the ADCT Territory, then ADCT’s written consent to the settlement shall be required.
1.1.7Damages.
(a)ADCT Patents. All damages, amounts received in settlement, judgment or other monetary awards (the “Damages”) recovered in an action to enforce the ADCT Patents against Infringers or Challengers in the ADCT Territory shall be retained by ADCT. All Damages recovered in an action to enforce the ADCT Patents against Infringers or Challengers in the MTPC Territory shall be paid (a) first, to reimburse the Party bringing the suit or taking an action for any costs and expenses incurred under Section 4.8.2; (b) second, to reimburse the other Party for any costs and expenses incurred under Section 4.8.2; (c) third, if and to the extent lost profits or sales are specifically determined by the adjudicating authority, to MTPC in reimbursement for its lost profits or lost sales in the MTPC Territory, which amount shall trigger royalty payments to ADCT under Section 3.2.4; and (d) any remainder to ADCT.
(b)MTPC Patents. All Damages recovered in an action to enforce the MTPC Patents against Infringers or Challengers in the MTPC Territory shall be retained by MTPC. All Damages recovered in an action to enforce the MTPC Patents against Infringers or Challengers in the ADCT Territory shall be paid (a) first, to reimburse the Party bringing the suit for costs and expenses incurred under Section 4.8.3; (b) second, to reimburse the other Party for any costs and expenses incurred under Section 4.8.3; (c) if and to the extent lost profits or sales are specifically determined by the adjudicating authority, to ADCT in reimbursement for its lost profits or lost sales in the ADCT Territory; and (d) any remainder to MTPC.
(c)Joint Patents. All Damages recovered in an action to enforce the Joint Patents against Infringers or Challengers shall be paid (a) first, to reimburse the Party bringing the suit for any costs and expenses incurred under Section 4.8.4; (b) second, to reimburse the other Party for any costs and expenses incurred under Section 4.8.4; (c) if and to the extent lost profits or sales are specifically determined by the adjudicating authority, (i) to ADCT in reimbursement for its profits or lost sales, if the suit is brought in the ADCT Territory, or (ii) to

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and (ii) is the type that ADCT customarily and actually treats as private or confidential.
MTPC in reimbursement for its profits or lost sales, if the suit is brought in the MTPC Territory, which amount shall trigger royalty payments to ADCT under Section 3.2.4; and (d) any remainder (i) [**] percent ([**]%) to MTPC if the suit is brought in the MTPC Territory or (ii) [**] percent ([**]%) to ADCT if the suit is brought in the ADCT Territory.
1.9Third Party Infringement Claims. In the event that a Third Party shall make any claim, give notice, or bring any suit against MTPC or ADCT, any of their respective Affiliates or MTPC’s customers or sublicensees, for infringement or misappropriation of any intellectual property rights with respect to the making, using, selling, offering for sale, or importing of any Product (“Third Party Infringement Claim”), the Party receiving notice of such Third Party Infringement Claim shall promptly (within [**] Business Days) notify the other Party and provide all information in its possession pertaining to the claim or suit that it can disclose without breach of a pre-existing obligation to a Third Party or waiver of a privilege.
1.1.1Defense. The Parties shall consult as to potential strategies to defend against any Third Party Infringement Claim, consistent with the overall goals of this Agreement. The Parties shall cooperate in all reasonable respects in the defense of any Third Party Infringement Claim and any counterclaim related thereto. Subject to the respective indemnity obligations of the Parties set forth in ARTICLE 13, MTPC shall be solely responsible for defending such Third Party Infringement Claim in the MTPC Territory, including but not limited to selection of counsel, venue, and directing all aspects, stages, motions, and proceedings of litigation and ADCT shall be solely responsible for defending any such Third Party Infringement Claim outside the MTPC Territory.
1.1.2Settlement. If any defense by MTPC under this Section 4.9 would adversely affect ADCT’s rights under this Agreement or impose a financial obligation upon ADCT or grant rights in respect of or affect the validity or enforceability of the ADCT Patents, then any settlement, consent judgment or other voluntary final disposition of such Third Party Infringement Claim shall not be entered into without the written consent of ADCT.
1.1.3Costs and expenses. MTPC shall bear all costs and expenses to defend against any Third Party Infringement Claim in the MTPC Territory and ADCT shall bear all costs and expenses to defend against any Third Party Infringement Claim in the ADCT Territory.
1.10Third Party In-Licenses.
1.1.1Identified Rights. If either Party determines that a license under any Know-How or Patents Controlled by a Third Party is necessary to exploit a Licensed Compound or Product in the Field in the ADCT Territory (and for which there are corresponding rights in the MTPC Territory) or MTPC Territory (“Identified Rights”), then Parties agree to discuss in good faith and cooperate in respect of addressing issues related to Identified Rights.
ARTICLE 5
GOVERNANCE
1.1Joint Steering Committee. Within the first thirty (30) days after the Effective Date, the Parties shall establish a joint steering committee (“JSC”) composed of three (3) senior representatives of each Party with appropriate expertise (or such other number as reasonably agreed by the Parties based on available staffing resources with equal number of representatives from each Party at all times) to manage the overall collaboration of the Parties with respect to the MTPC Territory under this Agreement. The JSC shall in particular:

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and (ii) is the type that ADCT customarily and actually treats as private or confidential.
(a)provide a forum for the discussion and coordination of the Parties’ activities under this Agreement;
(b)review, discuss and approve the overall strategy for the development and commercialization of the Products in the MTPC Territory;
(c)determine whether to approve the grant of the license to MTPC set forth in Section 2.2.1;
(d)review, approve and oversee the MTPC Development Plan, including any amendments thereto and approve the budget therefor;
(e)review, approve and oversee the MTPC Commercialization Plan, including any amendments thereto;
(f)review, approve and oversee the Joint Manufacturing Plan and MTPC Medical Affairs Plan, and in each case, any amendments or revisions thereto;
(g)review and discuss the Global Development Strategy provided by ADCT under Section 6.1.1 in order to ensure that the MTPC Development Plan is, to the extent possible, aligned with such Global Development Strategy;
(h)review and discuss the Global Registration Strategy provided by ADCT under Section 6.4.2 in order to ensure that the MTPC Registration Plan is, to the extent possible, aligned with such Global Registration Strategy;
(i)review and discuss the Global Commercialization Strategy provided by ADCT under Section 7.3 in order to ensure that the MTPC Commercialization Plan is, to the extent possible, aligned with such Global Commercialization Strategy;
(j)coordinate the management and implementation of the Parties’ Manufacturing, Development (including regulatory matters), Commercialization and Medical Affairs Activities in and for the MTPC Territory under this Agreement;
(k)review, approve and oversee the technology transfer plan and monitor the progress activities set forth in Section 8.5 until the occurrence of the Transfer Completion;
(l)review and discuss the Global Medical Affairs Strategy provided by ADCT under Section 9.2 in order to ensure that the MTPC Registration Plan is, to the extent possible, aligned with such Global Medical Affairs Strategy;
(m)determine whether to conduct any medical affairs sponsored trial jointly as a Global Study;
(n)direct and oversee the operation of the JDC and any other joint subcommittee established by the JSC, including resolving any disputed matter of such committees;
(o)establish and oversee other joint subcommittees as necessary or advisable to further the purpose of this Agreement;
(p)review the budget for the Global Study based on the MTPC Development Plan, and approve the MTPC’s portion of the budget of the Global Study; and

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and (ii) is the type that ADCT customarily and actually treats as private or confidential.
(q)perform such other functions or obligations specifically delegated to it as expressly set forth in this Agreement or delegated to it by the Parties’ written agreement.
The Parties anticipate that the JSC will not be involved in day-to-day implementation of such activities under this Agreement. The members of the JSC for each Party shall be individuals who have the authority to make decisions on behalf of such Party. Each Party may replace its representatives on the JSC at any time upon written notice to the other Party.
1.2Procedures.
1.1.1Chairperson. The JSC (or any sub-committee) shall be co-chaired, with one (1) member of the JSC (or any sub-committee) designated by ADCT and one (1) member of the JSC designated by MTPC (each a “Chairperson”), who will be responsible for organizing meetings, including, if feasible, ensuring that objectives for each meeting are set and achieved. Either Party shall have the right to change its Chairperson by written notice to the other Party. Responsibility for running each meeting of the JSC (or any sub-committee) will alternate between the Chairpersons from meeting to meeting, with ADCT’s Chairperson running the first meeting.
1.1.2Meetings. Until the third anniversary of the First Commercial Sale of the first Product in the MTPC Territory, the JSC (or any sub-committee, excluding the JDC) will hold meetings no less frequently than twice per Calendar Year during the Term unless otherwise agreed by the Parties. Until the third anniversary of the First Commercial Sale of the first Product in the MTPC Territory, the JDC will hold meetings no less frequently than four times per Calendar Year during the Term unless otherwise agreed by the Parties. Thereafter, the JSC (or any sub-committee, including the JDC) will hold meetings no less frequently than once per Calendar Year. Meetings of the JSC (or any sub-committee, including the JDC) shall be effective only if at least one (1) representative of each Party is present or participating. The JSC (or any sub-committee, including the JDC) may meet either (a) in person at either Party’s facilities or at such locations as the Parties may otherwise agree; or (b) by audio or video teleconference, provided that at least one (1) meeting per Calendar Year shall be held in person with the location to alternate between ADCT’s and MTPC’s offices, with the first such meeting to be held at ADCT’s offices. With the prior consent of the other Party’s representatives (such consent not to be unreasonably withheld or delayed), each Party may invite non-members to participate in the discussions and meetings of the JSC, provided that such participants shall have no vote and shall be subject to the confidentiality provisions set forth in ARTICLE 10. Additional meetings of the JSC (or any sub-committee, including the JDC) may also be held with mutual agreement of the Parties, or as required under this Agreement, and neither Party will unreasonably withhold, delay or condition its consent to hold such an additional meeting. The Liaisons for the JSC (or Chairpersons or their designees in case of sub-committees) will jointly prepare reasonably detailed written draft minutes that reflect, without limitation, all material discussions, proposals, responses and decisions at such meetings. The Chairperson of each committee meeting or his or her delegate shall (i) circulate meeting minutes within ten (10) Business Days after each committee meeting to each committee member for review and (ii) facilitate review of such meeting minutes by the committee members for approval in a timely manner.
1.1.3Limitation of Authority. The JSC and its subcommittees will have only such powers as are specifically delegated to it hereunder and will not be a substitute for the rights of the Parties. Without limiting the generality of the foregoing, neither the JSC nor any of its subcommittees will have any power to amend this Agreement, waive compliance with any obligation hereunder or determine whether any breach hereunder has occurred. For clarity, the JSC does not have the authority to commit ADCT to conduct or complete any activity of ADCT or its Affiliates set forth in any strategy provided to the JSC by ADCT, which activities are included for informational purposes only.

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1.3Joint Development Committee. At a time to be determined by the JSC, the Parties shall establish a joint development committee (“JDC”), composed of three (3) representatives of each Party (or such other number as reasonably agreed by the Parties based on available staffing resources with equal number of representatives from each Party at all times) who have knowledge and expertise in the development of products similar to the Products in order to oversee the development of the Products in the MTPC Territory under the direction of the JSC and to exchange information with respect to the global development of the Products. The JDC shall in particular:
(a) provide a forum for and facilitate communications between the Parties with respect to the Development of the Products in their respective territories;
(b) review and discuss the MTPC Development Plan and amendments thereto and submit the same for approval by the JSC;
(c) review and discuss the progress and results of the Development of the Products in the MTPC Territory; and
(d) perform such other functions as may be appropriate to further the purposes of this Agreement with respect to the development of the Products, as directed by the JSC. The JDC shall be chaired by a senior officer of MTPC.
1.4Decision Making and Actions.
1.1.1The JSC will make good faith efforts to make all decisions on matters before it by consensus. Subject to the terms of this Section 5.4, actions to be taken by the JSC shall be taken only following a unanimous vote, with each Party’s representatives collectively having one (1) vote on behalf of such Party. For each meeting of the JSC, the attendance of at least one (1) representative of each Party shall constitute a quorum. Action on any matter may be taken at a meeting, in-person, by teleconference, videoconference or by written consent. If the JSC fails to reach unanimous consent on a particular matter within thirty (30) days of a Party having requested a formal vote on such matter (or, if such matter is urgent, within ten (10) days of such request), then either Party may submit such matter for resolution to the Executive Officers for attempted resolution by good faith negotiations within thirty (30) days after such notice is received, subject to Section 5.4.2. Except as otherwise expressly set forth in this Agreement, only the phrases “determine,” “designate,” “confirm,” “approve,” or “determine whether to approve” by the JSC and similar phrases used in this Agreement will mean approval in accordance with this Section 5.4, including the escalation and tie-breaking provisions herein.
1.1.2If the JSC is unable to reach a decision by unanimous vote pursuant to Section 5.4.1 and the Executive Officers cannot unanimously agree on such matter within thirty (30) days of such matter being submitted to them pursuant to Section 5.4.1 (or, if such matter is urgent, within ten (10) days of such request), then each Party shall have final decision-making authority to the extent that such matter is relating solely to its respective Territory; provided, however, that notwithstanding anything in this Agreement to the contrary, ADCT shall have final decision-making authority with respect to any matter that could reasonably be expected to materially and adversely impact the sale, marketing, Development, approval or distribution of Licensed Compounds and Products in the ADCT Territory. In no event shall the JSC, any subcommittee or working group thereof, the Executive Officers, have the right or power to (a) amend this Agreement, (b) expand or narrow the responsibilities of the JSC or JDC, (c) decide any matter in contravention of any terms of this Agreement, (d) change any rights or obligations of either Party under this Agreement, (e) require either Party to perform studies or other work that is not expressly agreed to in writing by MTPC and ADCT, or (f) require either Party to incur

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expenses other than as set forth in this Agreement or expressly agreed to in writing by MTPC and ADCT.
1.1.3Notwithstanding anything to the contrary in this Agreement, to the extent that a Party has final decision-making authority with respect to any matter pursuant to Section 5.4.2, such decision making Party shall not exercise such final decision-making authority to: (a) impose any requirement that the other Party, its Affiliates, or its Sublicensee take any action that it reasonably believes would result in a violation of Law, or infringement of any intellectual property rights of a Third Party; or (b) make any final and binding determination that the other Party has breached or has not breached this Agreement.
1.5Expenses. Each Party will be responsible for all of its own travel and other costs and expenses for its respective members, designees, and non-member invitees to attend meetings of, and otherwise participate on, the JSC and any subcommittees or working groups.
1.6Liaison.
1.1.1Promptly after the Effective Date, each Party shall appoint an employee of such Party having appropriate qualification and experience to act as the liaison with the other Party (the “Liaison”). Each Liaison shall be responsible for coordinating and managing processes and interfacing between the Parties on a day-to-day basis throughout the Term. The Liaisons will ensure communication to the JSC of all relevant matters raised at any joint subcommittees or working groups. Each Liaisons shall be permitted to attend meetings of the JSC as a non-voting participant. The Liaison shall be the primary contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate all such activities hereunder. Each Party may replace its Liaison with an alternative employee at any time in its sole discretion with prior written notice to the other Party. Each Liaison shall be charged with creating and maintaining a collaborative work environment within the JSC and its subcommittees. Each Party will be responsible for all of its own costs with respect to its Liaison.
1.1.2The Liaisons shall be responsible for (a) scheduling meetings of the JSC, (b) preparing and circulating an agenda in advance of each JSC meeting and (c) acting as secretary at each JSC meeting and preparing the draft minutes of such JSC meeting, which shall provide a description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations approved by the JSC.
1.7Discontinuation of the JSC. The activities to be performed by the JSC shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services. Subject to the provisions of Section 14.3.6, the JSC shall continue to exist until the date when the Parties mutually agree to disband the JSC. Once the Parties mutually agree to disband the JSC, the JSC shall have no further obligations under this Agreement; provided, however, that the Parties may re-establish the new JSC after the disbandment of the former one if agreed by the Parties. After the disbandment of the JSC, each Party shall designate a contact person for the exchange of information under this Agreement or such exchange of information shall be made through the Liaison, and decisions of the JSC shall be decisions as between the Parties, subject to the other terms and conditions of this Agreement. In the event the JSC is disbanded as provided above, any decisions that are designated under this Agreement as being subject to the review, discussion or decision-making of the JSC shall be subject to the review, discussion or decision-making of the Parties directly.
ARTICLE 6
DEVELOPMENT AND REGULATORY ACTIVITIES

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1.1Development Plan.
1.1.1ADCT shall provide to the JSC for discussion its global development strategy (as may be amended by ADCT in its sole discretion from time to time, the “Global Development Strategy”) setting forth the high-level objectives and strategies for the development of the Products worldwide. An initial version of the Global Development Strategy has been provided to MTPC prior to the Effective Date. Each clinical trial in which both Parties participate or will participate shall be deemed a “Global Study”.
1.1.2An initial version of MTPC’s development plan, including the strategy, activities and timeline for such Development (as may be amended with approval of the JSC during the Term, the “MTPC Development Plan”) is attached hereto as Exhibit C, and shall govern Development of the Products in or for the MTPC Territory until amended or replaced by the JSC. Within [**] days following the Effective Date, MTPC shall present to the JSC with an update to the MTPC Development Plan. To the extent possible, the MTPC Development Plan shall at all times be aligned with the Global Development Strategy. The MTPC Development Plan shall include any research or preclinical activities that MTPC will perform, at MTPC’s cost, with respect to the Licensed Compound or Products, including but not limited to any study that may be required by PMDA, as further described below in Section 6.1.3.
1.1.3Preclinical Activities for MTPC Territory. The MTPC Development Plan shall include (i) any research or preclinical activities that are required for the preclinical Development of a Product in or for the MTPC Territory, including but not limited to any study that may be required by PMDA, and (ii) assignment of responsibility to conduct such research or preclinical activities to either Party. MTPC shall draft such a plan for preclinical Development as a part of MTPC Development Plan, with reasonable support from ADCT, and submit it to the JSC for review and approval. MTPC shall be responsible for costs incurred in connection with the research and preclinical activities conducted under the MTPC Development Plan as provided for in Exhibit C.
1.2Clinical Studies.
1.1.1General. Subject to Section 6.2.2 and Section 6.2.3, each Party shall bear all costs associated with any clinical studies in its respective Territory.
1.1.2Participants in Global Study. MTPC shall have the option, upon written notice to ADCT [**], to participate in a global clinical study conducted by ADCT outside the MTPC Territory if MTPC (a) provides, from the MTPC Territory, at least [**] percent ([**]%) of the total trial subjects in such Global Study, unless otherwise agreed between the Parties, (b) pre-pays to ADCT [**] percent ([**]%) of the quarterly Development Cost Estimate on a quarterly basis under Section 3.3.2.1(i), and (c) pays, in total following the true-up under Section 3.3.2.1(ii), an amount equal to the MTPC Development Cost Contribution for such Global Study. If MTPC exercises the option set forth in this Section 6.2.2, then (A) MTPC, with reasonable assistance from ADCT, will prepare and submit to the JSC for approval, an update to the MTPC Development Plan that includes the conduct of such Global Study and (B) ADCT shall share with, and grant a right of reference with respect to, MTPC the Data generated in the Global Study. If MTPC does not elect to participate in such global clinical study, then (i) ADCT may conduct such global clinical study in the ADCT Territory and, (ii) notwithstanding anything to the contrary herein, MTPC shall not have the right to use or reference the Data generated from such global clinical study to support Regulatory Approval or Commercialization of the Products in the MTPC Territory unless MTPC pays the reimbursement amounts set forth in Section 6.2.3.

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1.1.3Opt-In for Global Study. In the event that MTPC elects not to participate in a global clinical study conducted by ADCT (“ADCT Global Study”), but thereafter desires to use and exploit the Data generated from such ADCT Global Study for the Regulatory Approval of one or more Products in the MTPC Territory, upon written notice to ADCT, MTPC may use and exploit the Data generated from such ADCT Global Study solely if MTPC pays the opt-in payments set forth below in accordance with the procedures set forth in Section 6.2.3.1, Section 6.2.3.2 or Section 6.2.3.3, as applicable depending on the timing of MTPC’s opt-in.
6.2.3.1 1st Opt-In. MTPC may use and exploit the Data generated from the applicable ADCT Global Study for the Regulatory Approval of one or more Products in the MTPC Territory if MTPC (a) provides written notice to ADCT [**] and (b) pays to ADCT [**]. By way of example, [**].
6.2.3.2 2nd Opt-In. MTPC may use and exploit the Data generated from the applicable ADCT Global Study for Regulatory Approval of one or more Products in the MTPC Territory if MTPC (a) provides written notice to ADCT [**] and (b) pays to ADCT [**]. By way of example, [**].
6.2.3.3 3rd Opt-In. MTPC may use and exploit the Data generated from the applicable ADCT Global Study for Regulatory Approval of one or more Products in the MTPC Territory if MTPC (a) provides written notice to ADCT [**] and (b) pays to ADCT [**]. By way of example, [**].
1.1.4Exceptions.
(a)Different Indications Exception. Notwithstanding Section 6.2.2 and Section 6.2.3, if (i) MTPC participates in the Global Study for a particular indication in the Field (e.g. FL) but MPTC has not participated in the ADCT Global Study conducted for a different indication in the Field (e.g. MCL) in the ADCT Territory and (ii) MPTC is required by PMDA or another Governmental Authority to provide Data generated from such ADCT Global Study conducted for such different indication in the Field (e.g. MCL) in the ADCT Territory in which MTPC has not participated, then, upon request to ADCT, the JDC will discuss, and if the JDC determines these rights should be granted, then ADCT will grant to MTPC the right to use or reference the Data generated from such ADCT Global Study conducted for such different indication (e.g. MCL) in the Field in the ADCT Territory to support Regulatory Approval or Commercialization of the Product in the Field in the MTPC Territory solely for the purpose of obtaining Regulatory Approval for the indication (e.g. FL) with respect to which MTPC participated in the Global Study. For clarity, MTPC shall not use such Data for such different indication (e.g. MCL) in order to obtain Regulatory Approval for such different indication (e.g. MCL) in the Field in the MTPC Territory without paying the consideration set forth in Section 6.2.3.
(b)Required Regulatory Filings Exception. Notwithstanding Section 6.2.2 and Section 6.2.3, if MTPC is required by PMDA to provide any Data Controlled by ADCT in relation to the Regulatory Filings in the MTPC Territory in addition to the Data generated from the Global Study and to be shared with MTPC by ADCT pursuant to Section 6.2.2 or Section 6.2.3, as applicable, then ADCT shall share with MTPC, such additional Data upon such request by MTPC.
(c)Safety Data Exception. Notwithstanding Section 6.2.2 and Section 6.2.3, MTPC shall have the right to access from such global drug safety database all Safety Data necessary for MTPC to comply with all Applicable Laws in the MTPC Territory, including

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Safety Data generated by ADCT in connection with a global clinical study after the Effective Date in which MTPC did not participate.
(d)Inability to Participate Exception. Notwithstanding Section 6.2.2 and Section 6.2.3, if MTPC wishes to but may not participate in such global study conducted by ADCT or to be conducted by ADCT as a result of specific and intractable requirements by PMDA or another Governmental Authority (e.g., major protocol change, etc.) at the time of the notice by ADCT for the participation of such global clinical study as Global Study, upon request to ADCT, then MTPC shall have the right to use or reference the Data generated from such global study conducted in the ADCT Territory to support Regulatory Approval or Commercialization of the Product in the MTPC Territory.
1.1.5Pre-Existing Data. For the avoidance of doubt, the payment and data sharing obligations of Section 6.2.2, Section 6.2.3, and Section 6.2.4 shall only apply with respect to Data generated in the course of Global Studies conducted jointly by both Parties following the Effective Date or with respect to global clinical studies that are not yet completed by the Effective Date. MTPC shall have the right, at no charge, to use and refer to any and all Data generated by or on behalf of ADCT in any clinical studies of Products that have been completed as of the Effective Date. Notwithstanding the foregoing, MTPC shall also have the right at no cost to use Data from ADCT’s LOTIS-5 Clinical Trial for purposes of designing a bridging study and Regulatory Approval for the MTPC Territory.
1.3Development Activities.
1.1.1Responsibility. Each Party shall be responsible for all Development activities relating to the Products within its respective Territory at its own cost except that any decision made by MTPC in the MTPC Territory that could materially and adversely affect the ability of ADCT to obtain or maintain regulatory approval, market clearance or that might have a materially negative impact on ADCT’s ability to market Products outside the MTPC Territory shall require approval of ADCT.
1.1.2Diligence. MTPC shall use Commercially Reasonable Efforts, itself or through its Affiliates, or Sublicensees to Develop, and seek Regulatory Approval and Pricing Approval of, at least one (1) Product in at least one (1) indication in the MTPC Territory. MTPC shall conduct all of the Development activities set forth in the MTPC Development Plan, as may be amended from time to time through the governance mechanism set forth in ARTICLE 5 (the “Governance Mechanism”) during the Term. All research and Development of the Licensed Compound and Products by MTPC or its Affiliates or Sublicensees will be conducted in material compliance with the MTPC Development Plan.
1.1.3Development Reports. MTPC shall provide to ADCT and the JSC with a reasonably detailed written report in English once every half Calendar Year from January to June, and July to December (“Calendar Half”) during the Term (but not to be applied for the first Calendar Half including the Effective Date), describing (i) the progress of its efforts and results achieved, during the last Calendar Half, to Develop the Licensed Compound and Products in MTPC Territory under the MTPC Development Plan and (ii) the foregoing Development activities and expected achievements relating to the Licensed Compound and Products in the next Calendar Half under the MTPC Development Plan.
1.1.4Development Cooperation. ADCT shall:
(a)use Commercially Reasonable Efforts to assist MTPC in the Development of Licensed Compounds and Products in the MTPC Territory; and

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(b)use Commercially Reasonable Efforts to assist MTPC in applying, obtaining and maintaining Regulatory Approval for the Product in the MTPC Territory.
1.4Regulatory Activities. Each Party shall be responsible for all regulatory activities (including preparing, maintaining, formatting, and making Regulatory Filings) relating to the Products within its respective Territory at its own cost with the reasonable assistance of the other Party without any additional charge fees. Each Party shall hold title to all Regulatory Filings (including Regulatory Approvals and Pricing Approvals) with respect to the Products in and for its respective Territory. Each Party shall be solely responsible for all decisions regarding the day-to-day conduct of registration activities within its respective Territory. Through the JDC, MTPC shall keep ADCT informed of regulatory developments related to the Products in the MTPC Territory, including any decision by any Regulatory Authority in the MTPC Territory regarding the Products. In addition, ADCT will have the right, upon ADCT’s request, to review any Regulatory Filing documents to be provided in the original language for a Product that MTPC or its Affiliate intends to file in the MTPC Territory. Each Party shall reasonably cooperate with the other Party in connection with regulatory activities in such other Party’s respective Territory.
1.1.1Regulatory Meetings. Each Party shall be responsible for responding to any material communications with Regulatory Authorities with respect to any Products in its respective Territory; provided that, to the extent possible, any response by MTPC shall be aligned with the Global Registration Strategy (defined below). MTPC shall provide ADCT with drafts in English of all material Regulatory Authority responses within a reasonable time (and, to the extent possible not less than fifteen (15) days) prior to submission to allow ADCT a reasonable period for review and comment, and shall consider and implement in good faith any comments received in a timely manner from ADCT. Each Party may request the other Party to be present in any meeting with a Regulatory Authority in its respective Territory and, upon such request, such other Party shall use reasonable efforts to cause its appropriate representative(s) to assist the requesting Party in such meeting.
1.1.2Registration Plans. The Parties shall discuss the regulatory strategy for the Products in their respective territories through the JSC in order to identify any material risk, value and impact on regulatory assessment and labeling, in markets throughout the world. ADCT shall prepare and present at a JSC meeting for discussion a global registration strategy for Products for consistency of content and labeling, and optimal filing timelines (parallel and staggered) for markets throughout the world (such strategy, as may be amended by ADCT in its sole discretion from time to time, the “Global Registration Strategy”). MTPC shall present its registration plan for the MTPC Territory to the JSC for review and approval (such plan, as may be amended with approval of the JSC during the Term, the “MTPC Registration Plan”) which, to the extent possible and subject to the oversight of the JSC, shall be aligned with the Global Registration Strategy. MTPC shall deliver to the JSC an update of relevant sections of the MTPC Registration Plan no less frequently than twice per Calendar Year during the Term.
1.1.3Regulatory Audits. In addition to the reasonable quality assurance audits contemplated under Section 2.11, if MTPC or ADCT receives a notice that a Regulatory Authority desires to conduct an inspection or audit of any of facilities regarding Licensed Compounds and/or Products, then such Party shall promptly notify the other Party of such inspection or audit. The Parties shall discuss in good faith the response to such notice of an inspection or audit from Regulatory Authority. The inspected Party shall permit such inspection or audit, or obtain consent by such contracted facility for such inspection or audit, and cooperate with the Regulatory Authority for such inspection and audit. Upon the reasonable written request of the inspected Party, the other Party shall assist the inspected Party in connection with such inspection or audit and cooperate with the Regulatory Authority in the Territory for such inspection and audit. Following receipt of the inspection or audit observations of such

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Regulatory Authority in writing (a copy of which the inspected Party will promptly provide to the other Party), the inspected Party, as applicable, shall prepare the response to any such observations, if necessary, and shall provide a copy of such response to the other Party, if any. If the Regulatory Authority requires MTPC to do additional testing following such inspection and audit, which MTPC is unable to conduct on its own, ADCT shall reasonably assist MTPC in conducting such additional testing and the details and costs associated with such testing shall be determined under an update to the MTPC Development Plan that is approved through the Governance Mechanism. ADCT’s obligations under this Section 6.4.3 are subject to the terms of ADCT’s agreements with its contractors, including contract manufacturing organizations.
1.5Safety; Adverse Event Reporting.
1.1.1Pharmacovigilance and Safety Data. ADCT shall establish and maintain, at ADCT’s sole cost and expense, a global drug safety database for the Products. Subject to Section 6.2.4, MTPC shall have the right to access from such global drug safety database all Safety Data necessary for MTPC to comply with all Applicable Laws in the MTPC Territory. MTPC may establish and maintain, at MTPC’s sole cost and expense, a local drug safety database for the Products in the MTPC Territory; provided that all data therein shall also be provided to ADCT for inclusion in the global drug safety database. Each Party will be responsible, at its sole cost and expense, for: (a) collecting all pharmacovigilance and other Safety Data for the Products in its respective Territory as required by Applicable Laws; (b) reporting any such pharmacovigilance and other Safety Data, including Adverse Events in its respective Territory, to the applicable Regulatory Authorities in its respective Territory, as appropriate to be in compliance with all Applicable Laws, and (c) with respect to MTPC, reporting Safety Data to ADCT in XML files (or CIOMS format) (in English) for entry into the global safety database. Each Party expressly acknowledges that the other Party may provide information it receives pursuant to this Section 6.5.1 to appropriate Regulatory Authorities within its respective Territory by itself or through any of its Affiliates or Sublicensees engaged in Development and Commercialization activities of the Products in its respective Territory.
1.1.2Pharmacovigilance Agreement. Upon the Effective Date, the Parties shall discuss, and enter into, without delay before the first IND filing of the first Product in the MTPC Territory, a mutually acceptable pharmacovigilance agreement (“Pharmacovigilance Agreement”) setting forth the Parties’ respective obligations in detail regarding pharmacovigilance and the exchange of Safety Data during the period before the First Commercial Sale of the first Product in the MTPC Territory. At least one (1) month before the estimated date of the first Regulatory Approval of the first Product in the MTPC Territory, the Parties shall amend such Pharmacovigilance Agreement to set forth the Parties’ respective obligations in the detail regarding pharmacovigilance and the exchange of Safety Data during the period after the First Commercial Sale of the first Product in the MTPC Territory.
1.6No Harmful Actions. If a Party reasonably believes that the other Party is taking or intends to take any action with respect to a Product that could reasonably be expected to have a material adverse impact upon the regulatory status of any Product in such Party’s Territory, then such Party may bring the matter to the attention of the JSC and the JSC shall discuss such concern in good faith.
1.7Notification of Threatened Action. Each Party shall notify the other Party within three (3) Business Days of any information it receives regarding any threatened or pending action, inspection, or communication by any Regulatory Authority that may be reasonably likely to affect the safety or efficacy claims of any Product or the continued Development or Commercialization of any Product in the MTPC Territory. Upon receipt of such information, the

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Parties shall promptly consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action in the MTPC Territory.
1.8Recalls. If a recall, withdrawal, or correction (including the dissemination of relevant information) of any Product in a Party’s Territory (a “Recall”) is required by a Regulatory Authority of competent jurisdiction, or if a Recall of a Product in its respective Territory is deemed advisable by such Party in its sole discretion, then such Party shall so notify the other Party no later than one (1) Business Day in advance of the earlier of (a) initiation of a Recall, or (b) the submission of plans for such an action to a Regulatory Authority. Promptly after being notified of a Recall, each Party shall provide the other Party with such assistance in connection with such Recall as may be reasonably requested by such other Party. All costs and expenses in connection with a Recall in a Party’s Territory, including the costs and expenses related to the dissemination of relevant information, shall be borne by such Party unless such Party proves that such Recall is required due to (i) the other Party’s breach of the representations, warranties, covenants or obligations under this Agreement or violation of Applicable Laws, (ii) the intentional misconduct or negligent acts by the other Party or (iii) defects caused by the other Party; provided that, with respect to a Recall of Product and Related Substance that is supplied by or on behalf of ADCT pursuant to a supply agreement entered into between the Parties pursuant to Section 8.3.1 or Section 8.4, the provisions of such supply agreement shall solely apply. Each Party shall handle exclusively the organization and implementation of all Recalls of Products in its respective Territory.
1.9Sunshine Reporting Laws. Each Party acknowledges that the other Party may be subject to national, state, local, and international laws, regulations, and rules related to the tracking and reporting of payments and transfers of value provided to health care professionals, health care organizations, and other relevant individuals and entities (collectively, “Sunshine Reporting Laws”), and agrees to provide the other Party with all information regarding such payments or transfers of value by such Party as necessary for such other Party to comply in a timely manner with its reporting obligations under the Sunshine Reporting Laws.
ARTICLE 7
COMMERCIALIZATION
1.1Commercial Responsibility. Each Party shall be responsible for all Commercialization activities relating to Products in its Territory, including all costs associated therewith. Each Party shall have sole decision-making authority with respect to commercial strategy and execution in its Territory, except that (a) any decision made by MTPC in the MTPC Territory that could materially and adversely affect the ability of ADCT to obtain or maintain regulatory approval, market clearance or that might have a materially negative impact on ADCT’s ability to market Products outside the MTPC Territory shall require approval of ADCT and (b) MTPC and its Affiliates and Sublicensees shall Commercialize Products in the MTPC Territory in material compliance with the MTPC Commercialization Plan. The Parties shall reasonably assist each other with commercialization strategy and implementation upon reasonable request.
1.2Commercial Diligence. MTPC shall use Commercially Reasonable Efforts, itself or through its Affiliates or Sublicensees, to Commercialize a Product with respect to each indication for which MTPC receives Regulatory Approval in the MTPC Territory.
1.3Commercialization Plan. ADCT shall present to the JSC a global sales and marketing strategy, for the worldwide sales of Products (such strategy, as may be amended by ADCT in its sole discretion from time to time, the “Global Commercialization Strategy”). MTPC shall submit to the JSC for review and approval a plan containing strategy, proposed pricing, activities and timelines for Commercialization of Products in the MTPC Territory (such plan, as may be

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amended with approval of the JSC during the Term, the “MTPC Commercialization Plan”). To the extent possible, the MTPC Commercialization Plan shall at all times be aligned with the Global Commercialization Strategy. MTPC shall update the MTPC Commercialization Plan and present such updates to the JSC as needed or upon request of the JSC.
1.4Commercialization Reports. MTPC shall provide to ADCT and the JSC with a reasonably detailed written report in English once every Calendar Half during the Royalty Term, describing (i) the progress of its efforts and results achieved, during the last Calendar Half, to Commercialize the Products in MTPC Territory under the MTPC Commercialization Plan and (ii) the foregoing Commercialization activities and expected achievements relating to the Products in the next Calendar Half under the MTPC Commercialization Plan.
1.5Marketing and Promotional Literature. Each Party shall prepare all marketing and promotional literature related to Products for use in its respective Territory in accordance with Applicable Laws and consistent with the Global Commercialization Strategy, subject to Section 7.3. Each Party shall promptly provide the other Party with copies of such marketing and promotional literature utilized by such Party, its Affiliates and its Sublicensees. In certain marketing and promotional literature, ADCT will be presented and described as the Party who developed the Product in a manner to be determined by the JSC, including on, by way of example, all labels, packaging, packaging inserts, and promotional literature related to the Product, in each case, to the extent permitted by Applicable Laws.
1.6Trademarks.
1.1.1Product Trademark. MTPC will market the Product in the MTPC Territory initially under the brand name ZYNLONTA™ or its equivalent in Japanese (the “Product Trademark”) unless otherwise agreed by the Parties. The Parties may agree to change the trademark used to market the Product in the MTPC Territory if it is necessary or desirable to address regulatory requirements or legal concerns regarding the viability of the registration of the Product Trademark or otherwise desirable to promote the Product in the MTPC Territory. The costs of prosecution, registration and maintenance of such Product Trademark in the MTPC Territory shall be borne by MTPC. ADCT shall be responsible for the prosecution, registration and maintenance of such trademark rights in the ADCT Territory at ADCT’s sole cost. ADCT shall be responsible for the prosecution, registration, and maintenance of such trademark rights in the MTPC Territory at MTPC’s sole cost. If the Parties agree not to use the Product Trademark as a brand name for the Product, MTPC may use, for the Commercialization of the Product in the MTPC Territory, another brand name it considers appropriate and which is reasonably suitable for the Product in the MTPC Territory upon written approval from ADCT (which approval shall not be unreasonably withheld). MTPC shall own all rights, title and interests in and to such another brand name. ADCT shall own all rights, title and interests in and to the Product Trademark (including any trademark registration or application therefor or goodwill associated with any Product Trademark) throughout the world and shall have the sole right to register, prosecute and maintain the Product Trademark in the ADCT Territory using counsel of its own choice and at its own expenses. To the extent MTPC acquires any rights, title, or interests in or to the Product Trademark (including any trademark registration or application therefor or goodwill associated with any Product Trademark), MTPC will, and hereby does, assign the same to ADCT.
1.1.2Trademark License; Use. Subject to the terms and conditions of this Agreement and in consideration for payments payable to ADCT under ARTICLE 3, ADCT will and hereby does grant MTPC the exclusive right, with no additional royalty payment, to use the Product Trademark in connection with the Commercialization of the Products in the Field in the MTPC Territory. MTPC agrees that it and its Affiliates and Sublicensees will Commercialize

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each of the Products in the Field in the MTPC Territory in a manner consistent with the Product Trademark and will: (a) ensure that all Products that are sold bearing the Product Trademark are of a high quality consistent with industry standards for global pharmaceutical and biologic therapeutic products; (b) ensure that each use of the Product Trademark by or on behalf of MTPC and its Affiliates and Sublicensees is accompanied by an acknowledgement that such Product Trademark is owned by ADCT; (c) not use such Product Trademark in a way that might prejudice their distinctiveness or validity or the goodwill of ADCT therein, (d) use the trademark registration symbol ® or ™ in connection with the Product Trademark as appropriate; and (e) not use any trademarks or trade names so resembling the Product Trademark as to be likely to cause confusion or deception.
1.1.3Product Trademark Infringement. Each Party shall promptly notify the other Party in writing upon becoming aware of any infringement of a Product Trademark in the MTPC Territory, in which event the Parties shall promptly confer in good faith and determine how to proceed with any enforcement activity. ADCT shall have the first right, but not the obligation, to enforce the Product Trademark in the MTPC Territory and each Party shall bear [**] percent ([**]%) of the expense of such enforcement in the MTPC Territory. If ADCT elects not to enforce the Product Trademark in the MTPC Territory, then MTPC shall have the right, but not the obligation, to enforce the Product Trademark in the MTPC Territory at its own expense.
1.1.4ADCT Corporate Marks. Except to the extent prohibited by Applicable Law in the MTPC Territory, or otherwise directed by ADCT in writing, all packaging, labeling, advertising and promotional material used by MTPC, its Affiliates and Sublicensees in connection with the Products may feature ADCT’s corporate trade name and logo (“ADCT Corporate Marks”). Subject to the terms and conditions of this Agreement, ADCT hereby grants to MTPC during the Term a non-exclusive, royalty-free license, with the right to sublicense solely in conjunction with the grant of a permitted sublicense under Section 2.4, to use the ADCT Corporate Marks in connection with the Commercialization of Products in the Field in the MTPC Territory in accordance with this Agreement, including the use of the ADCT Corporate Marks on Product packaging, labeling, advertising and promotional material. As between the Parties, ADCT shall have the sole right, but not the obligation, to prosecute, maintain and enforce the ADCT Corporate Marks in the MTPC Territory at its own expense. MTPC shall as soon as practicable notify ADCT of any apparent infringement by a Third Party of any of the ADCT Corporate Marks.
1.7Diversion. Each Party agrees that it will not, and will ensure that its Affiliates and Sublicensees will not, and will not cause any Third Party, to promote, market, distribute, import, sell, or have sold any Products to any Third Party or to any address or Internet Protocol address or the like outside of such Party’s respective Territory, including via the Internet or mail order. Neither Party will engage, and each Party will not permit its Affiliates or Sublicensees to engage, in any advertising or promotional activities relating to any Products for use directed primarily to customers or other buyers or users of the Products located in any country or jurisdiction outside of such Party’s respective Territory, or solicit orders from any prospective purchaser located in any country or jurisdiction outside of such Party’s respective Territory. If either Party or its respective Affiliates or Sublicensees receives any order for any Products from a prospective purchaser located in a country or jurisdiction outside of such Party’s respective Territory, then such Party will immediately refer that order to the other Party and will not accept any such orders.
ARTICLE 8
MANUFACTURING AND SUPPLY

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and (ii) is the type that ADCT customarily and actually treats as private or confidential.
1.1Manufacturing Coordinators. Each Party shall designate a qualified individual who has experience in pharmaceutical supply chain management to serve as primary contact and coordinator of supply of Licensed Compounds and/or Products in connection with this Agreement (“Manufacturing Coordinator”). The Parties may, at their discretion, replace the Manufacturing Coordinator initially selected and, in such circumstance, shall provide a written notice to the other Party. The Manufacturing Coordinators shall be responsible for facilitating information exchange and discussion between the Parties regarding the supply of Licensed Compounds and/or Products under this Agreement. The Manufacturing Coordinators will coordinate with the JSC on Manufacturing-related matters. Each Party will be responsible for all of its own costs with respect to its Manufacturing Coordinator.
1.2Joint Manufacturing Plan.
1.1.1Joint Manufacturing Plan Activities. Until the Transfer Completion, the Parties shall collaborate with respect to the CMC activities and manufacturing and supply of Licensed Compounds and Products for the MTPC Territory (excluding manufacturing and supply for use in the ADCT Territory) under a “Joint Manufacturing Plan” attached hereto as Exhibit D, which shall set forth any anticipated CMC-related development in or for the MTPC Territory (such as formulation, analytical and process development, and scale-up, stability, packaging and shipping studies and related regulatory activities in the MTPC Territory), including activities relating to manufacturing technology transfer necessary to seek Regulatory Approval in the MTPC Territory, and the timeline, budget, and specific commitments of each Party with respect to such activities. The Joint Manufacturing Plan shall also include the anticipated quantities of Licensed Compound or Products needed for any such CMC-related development activities to be conducted by MTPC in the MTPC Territory, which quantities of Licensed Compound or Products will be ordered under the Clinical Supply Agreement or the Commercial Supply Agreement, as applicable.
1.1.2Approval of Joint Manufacturing Plan and Amendments. Any material amendment of the Joint Manufacturing Plan, including (a) changes of the latest JSC-approved Joint Manufacturing Plan or CMC studies contemplated therein, which (i) require additional budget that is not pre-approved by either Party and/or (ii) lead to any delay in timeline and (b) additional CMC-related development activities and/or additional CMC studies that have not been previously approved by the JSC, in each case, will be discussed and approved by JSC in accordance with the Governance Mechanism. The Manufacturing Coordinators of each Party shall provide updates to JSC regarding such Party’s activities under the Joint Manufacturing Plan prior to or at each JSC meeting.

1.3Clinical Supply.
1.1.1MTPC shall have the right to purchase from ADCT, and ADCT shall supply to MTPC, at a price equal to [**], reasonable quantities of Licensed Compounds and/or Products, placebo and any Related Substances necessary for acceptance testing, pre-registration studies, or Regulatory Filings in the MTPC Territory. Within a reasonable period following the Effective Date, the Parties shall negotiate and enter into a clinical supply agreement (the “Clinical Supply Agreement”) setting forth the terms and conditions (such as the quantities and timelines for forecasting and supply of Licensed Compounds and/or Products from ADCT to MTPC), which terms and conditions will be consistent with Exhibit E and ADCT’s agreements with its contract manufacturers, and will include such other terms as are reasonable and customary in clinical supply agreements between collaborators. The Clinical Supply Agreement shall be consistent with the terms and conditions of this Agreement and shall include MTPC’s good faith estimate of its and its Affiliates’ and sublicensees’ requirements for Licensed

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Compounds and/or Products for the following [**]. In addition, MTPC shall provide ADCT or JSC with a [**] rolling forecast of its and its Affiliates’ and sublicensees’ requirements for Licensed Compounds and/or Products, which forecast shall be updated quarterly, as a part of Joint Manufacturing Plan.
1.1.2ADCT shall supply to MTPC reasonable quantities of Products necessary for the conduct of Investigator Sponsored Clinical Study in the MTPC Territory that MTPC orders under and in accordance with the Clinical Supply Agreement.
1.1.3No later than ninety (90) days following execution of the Clinical Supply Agreement, and in any event, prior to the delivery of any Licensed Compounds and/or Products thereunder, the Parties shall in good faith negotiate and execute a related quality agreement (the “Clinical Quality Agreement”), which Clinical Quality Agreement will include such terms as are reasonable and customary. In the event that any Regulatory Authority in the MTPC Territory directs that a Third Party manufacturer be party to such Clinical Quality Agreement or a separate clinical quality agreement, the Parties will discuss and work in good faith to negotiate such agreement(s) with such Third Party manufacturer.
1.4Commercial Supply. MTPC shall have the right to purchase from ADCT, and ADCT shall supply to MTPC, reasonable quantities of Products, [**], at [**] payable after receipt of the Products, pursuant to a commercial supply agreement (the “Commercial Supply Agreement”) and a quality agreement therefor to be negotiated in good faith between the Parties and executed reasonably in advance of a First Commercial Sale of a Product in the MTPC Territory, which terms and conditions will be consistent with the terms set forth in ADCT’s agreements with its contract manufacturers, and will include such other terms as are reasonable and customary in commercial supply agreements between collaborators. MTPC shall use ADCT, or its Affiliates or designees, as the sole source of Licensed Compounds and/or Products, until occurrence of the Transfer Completion pursuant to Section 8.5.
1.1.1ADCT shall supply to MTPC reasonable quantities of Products necessary for sale in the MTPC Territory that MTPC orders under and in accordance with the Commercial Supply Agreement.
1.1.2No later than ninety (90) days following execution of the Commercial Supply Agreement, and in any event, prior to the delivery of any Licensed Compounds and/or Products thereunder, the Parties shall in good faith negotiate and execute a related quality agreement (the “Commercial Quality Agreement”), which Commercial Quality Agreement will include such terms as are reasonable and customary. In the event that any Regulatory Authority in the MTPC Territory directs that a Third Party manufacturer be party to such Commercial Quality Agreement or a separate commercial quality agreement, the Parties will discuss and work in good faith to negotiate such agreement(s) with such Third Party manufacturer. If there is a change to the manufacturing specifications for the Licensed Compounds or Products, and Regulatory Approval for such change is required in the MTPC Territory in connection with the applicable manufacturing and marketing authorization in the MTPC Territory, then, until such Regulatory Approval is obtained, ADCT shall continue to supply MTPC, subject to the terms and conditions of the Commercial Supply Agreement then in effect, with the Licensed Compounds or Products manufactured and tested based on the manufacturing specifications existing prior to implementation of such change.
1.5Supply by MTPC. If, during the Term of this Agreement (a) (i) MTPC desires in writing to assume the responsibility and obligation to Manufacture or have Manufactured the Licensed Compounds and/or Products for the MTPC Territory-specific supply at any time during the period commencing on the [**] anniversary of the Effective Date and ending the day at least [**]

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years prior to the anticipated expiration of the Royalty Term, and ADCT agrees that the transfer of such responsibility and obligation is in the best interests of the Parties or (ii) ADCT provides MTPC with at least [**] day (unless otherwise agreed by the Parties) prior notice that it wishes MTPC to accept such technology transfer, and MTPC agrees that the transfer of such responsibility and obligation is in the best interests of the Parties; and (b) such Manufacturing activities (if and when conducted by MTPC) would be permitted by Applicable Laws, then, ADCT shall use commercially reasonable efforts to complete a technology transfer to MTPC of such rights, Know-How, materials (including intermediates), in each case, within ADCT’s Control, and otherwise the ability to Manufacture and have Manufactured (through a contract manufacturing organization with which ADCT has entered into an agreement), including contracts or arrangements with Third Party vendors (including distributors), such Licensed Compound and Product for MTPC Territory-specific supply in accordance with a technology transfer plan to be agreed in writing in good faith by the Parties (the completion of such technology transfer, the “Transfer Completion”). Such technology transfer plan shall include: (x) the transfer of all process ADCT Know-How and the materials in the Control of ADCT at the time of such technology transfer pertaining to the Manufacture of Licensed Compounds, intermediates and Products, in each case, that is actually being used by or on behalf of ADCT to Manufacture Licensed Compounds, intermediates and Products in or for ADCT Territory; and (y) the timeline and process for MTPC’s initial engagement with contract manufacturing organizations for the purpose of such technology transfer. All technology transfer under this Section 8.5 shall be at MTPC’s sole cost and expense, including reimbursement of ADCT’s allocable FTE costs.
ARTICLE 9
MEDICAL AFFAIRS
1.1Responsibility. Each Party would have the sole responsibility to engage in medical affairs activities in its respective Territory, at its own expense.
1.2Medical Affairs Plan. No less than fifteen (15) months prior to the reasonably anticipated date for a First Commercial Sale, ADCT shall prepare and present at a JSC meeting for discussion a strategy containing the worldwide strategy, activities and timeline with respect to the medical affairs activities in support of the Products in the Field (such strategy, as may be amended by ADCT from time to time, the “Global Medical Affairs Strategy”). No less than nine (9) months prior to the reasonably anticipated date for a First Commercial Sale, MTPC shall prepare and present at a JSC meeting a plan containing the strategy, activities and timeline with respect to the medical affairs activities in support of the Products in the MTPC Territory for the JSC to review and approve (such plan, as may be amended with approval of the JSC during the Term, the “MTPC Medical Affairs Plan”) that will, to the extent possible and subject to the Governance Mechanism, be aligned with the Global Medical Affairs Strategy.
1.1.1Medical Affairs Sponsored Trials. Each Party may propose to the JSC the conduct of any medical affairs-sponsored trial (e.g., clinical study, epidemiological study, post-marketing surveillance, or cost effectiveness or HEOR study, but excluding Investigator Sponsored Clinical Studies), commenced after receipt of Regulatory Approval (but excluding any Phase 3b trial in its respective Territory). The Parties shall discuss, through the JSC, and determine whether to jointly conduct such medical affairs sponsored trial as a Global Study.  For the sake of clarity, ADCT would not require the approval of MTPC to conduct any medical affairs-sponsored trial (or other clinical study) in the ADCT Territory.
1.1.2Investigator Sponsored Clinical Study. Each Party shall have the right to submit to the JSC proposals for Investigator Sponsored Clinical Studies in its respective Territory and to support such Investigator Sponsored Clinical Study at its own discretion. MTPC

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shall propose an Investigator Sponsored Clinical Study to ADCT through the JSC, and if ADCT agrees, such agreement not to be unreasonably denied, ADCT shall supply a necessary amount of the study material to MTPC under the Clinical Supply Agreement in accordance with Section 8.3.2 for use in such Investigator Sponsored Clinical Study. Neither Party shall authorize or support an Investigator Sponsored Clinical Study in the other Party’s Territory without such other Party’s prior written consent. For the sake of clarity, ADCT would not require the approval of MTPC to conduct any Investigator Sponsored Clinical Study in the ADCT Territory.
ARTICLE 10
CONFIDENTIALITY
1.1Non-use and Non-disclosure of Confidential Information. During the Term and [**] years thereafter, each Party shall (a) except to the extent permitted by this Agreement or otherwise agreed to in writing, keep confidential and not disclose any Confidential Information of the other Party to any Third Party; (b) except in connection with activities contemplated by, the exercise of rights permitted by, or in order to further the purposes of, this Agreement or as otherwise agreed to in writing, not use for any purpose any Confidential Information of the other Party; and (c) take all reasonable precautions to protect the Confidential Information of the other Party (including all precautions a Party employs with respect to its own confidential information of a similar nature and taking reasonable precautions to assure that no unauthorized use or disclosure is made by others to whom access to the Confidential Information of the Party is granted). For the avoidance of doubt, neither Party shall disclose or be obligated to disclose, and shall not accept from the other Party, any trade secret information.
1.2Exclusions Regarding Confidential Information. Notwithstanding anything set forth in this ARTICLE 10 to the contrary, the obligations of Section 10.1 shall not apply to (and such information will not be considered Confidential Information hereunder) the extent that the Party seeking the benefit of the exclusion can demonstrate that the Confidential Information of the other Party:
1.1.1was already known to the receiving Party, other than under an obligation of confidentiality, at the time of receipt by the receiving Party;
1.1.2was generally available to the public or otherwise part of the public domain at the time of its receipt by the receiving Party;
1.1.3became generally available to the public or otherwise part of the public domain after its receipt by the receiving Party other than through any act or omission of the receiving Party in breach of this Agreement;
1.1.4was received by the receiving Party without an obligation of confidentiality from a Third Party having the right to disclose such information without restriction;
1.1.5was independently developed by or for the receiving Party without use of or reference to the Confidential Information of the other Party; or
1.1.6was released from the restrictions set forth in this Agreement by express prior written consent of the Party.
1.3Authorized Disclosures of Confidential Information. Notwithstanding the foregoing, a Party may use and disclose the Confidential Information of the other Party as follows:

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1.1.1if required by law, rule or governmental regulation, including as may be required in connection with any filings made with, or by the disclosure policies of a major stock exchange; provided that the Party seeking to disclose the Confidential Information of the other Party shall (a) use all reasonable efforts to inform the other Party prior to making any such disclosures and cooperate with the other Party in seeking a protective order or other appropriate remedy (including redaction) and (b) whenever possible, request confidential treatment of such information;
1.1.2as reasonably necessary to obtain or maintain any regulatory approval, including to conduct preclinical studies and clinical trials and for pricing approvals, for any Product; provided that the disclosing Party shall take all reasonable steps to limit disclosure of the Confidential Information outside such regulatory agency and to otherwise maintain the confidentiality of the Confidential Information to the same extent to which it maintains its own confidential information;
1.1.3to the extent necessary, to Affiliates, Sublicensees, attorneys, collaborators, vendors, consultants, lenders, commercial partners, accountants and Subcontractors under written agreements of confidentiality on terms at least as restrictive on those set forth in this Agreement, who have a need to know such information in connection with such Party performing its obligations or exercising its rights under this Agreement; or
1.1.4disclosure of this Agreement, its terms, and the status and results of exploitation of the Products (including Net Sales and milestones) to actual or bona fide potential investors, acquirors, (sub)licensees, lenders, and other financial or commercial partners (including in connection with any royalty financing transaction), and their respective attorneys, accountants, banks, investors, and advisors, solely for the purpose of evaluating or carrying out or complying with the terms of an actual or potential investment, acquisition, (sub)license, debt or other transaction, or collaboration; provided that, in each such case, on the condition that such Persons are bound by obligations of confidentiality and non-use at least as stringent as those set forth this ARTICLE 10 or otherwise customary for such type.
1.4Terms of this Agreement; Technology. The Parties agree that this Agreement and the terms hereof will be considered Confidential Information of both Parties. The ADCT Technology will be considered Confidential Information of ADCT. The MTPC Technology will be considered Confidential Information of MTPC.
1.5No License. Confidential Information disclosed hereunder shall remain the property of the disclosing Party. Disclosure or receipt of Confidential Information shall not constitute any grant, option or license to the other Party, beyond those licenses expressly granted hereunder, under any patent, trade secret or other rights now or hereinafter held by the disclosing Party.
ARTICLE 11
PUBLICITY; PUBLICATIONS
1.1Publicity. The Parties shall jointly agree to and issue a press release announcing the transactions contemplated hereby. Neither Party shall distribute any other press release or other public communication relating to this Agreement or the substance hereof without the written consent of the other Party, except that each Party may file such further disclosures in connection herewith as may be required by the rules of the Securities and Exchange Commission or the New York Stock Exchange or the Tokyo Stock Exchange, as applicable.
1.2Publications. Both Parties recognize that the publication or disclosure of papers, presentations, abstracts or any other written or oral presentations regarding results of and other

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information regarding the Products may be beneficial to both Parties, provided that such publications or presentations are subject to reasonable controls to protect Confidential Information, the patentability of inventions and other commercial or regulatory considerations. For the avoidance of doubt, the terms of this ARTICLE 11 shall not apply to patent applications filed by a Party in accordance with this Agreement. Accordingly, the following shall apply with respect to papers and presentations proposed for disclosure by either Party:
1.1.1Publications by MTPC. With respect to any paper or presentation proposed for disclosure by MTPC (the “Disclosing Party”) that utilizes information generated by or on behalf of either Party relating to the Products or Licensed Compounds (including without limitation any publications containing Confidential Information of ADCT) ADCT (the “Non-Disclosing Party”) shall have the right to review any such proposed paper or presentation and MTPC shall not publish the proposed publication without the written consent of ADCT, which shall not be unreasonably denied. MTPC shall submit to ADCT the proposed publication or presentation (including, without limitation, posters, slides, abstracts, manuscripts, marketing materials and written descriptions of oral presentations) at least thirty (30) days prior to the date of submission for publication or the date of presentation, whichever is earlier, of any of such submitted materials. ADCT shall review such submitted materials and respond to MTPC as soon as reasonably possible, but in any case within twenty (20) days of receipt thereof. At the option of ADCT, MTPC shall (a) delete from such proposed publication or presentation any Confidential Information of ADCT and (b) delay the date of such submission for publication or the date of such presentation for a period of time sufficiently long (but in no event longer than thirty (30) days) to permit ADCT to seek appropriate patent protection. Once a publication has been approved by ADCT, the MTPC may make subsequent public disclosure of the contents of such publication without the further approval of ADCT; provided, that such content is not presented with any new data or information or conclusions and/or in a form or manner that materially alters the subject matter therein.
1.1.2Publications by ADCT. ADCT may publish any paper or presentation (including, without limitation, posters, slides, abstracts, manuscripts, marketing materials, oral presentations and written descriptions thereof) that utilizes information generated by or on behalf of MTPC relating to the Licensed Compounds or Products upon providing notice thereof to MTPC at least thirty (30) days prior to the date of submission for publication or the date of presentation, whichever is earlier, of any of such submitted materials. If MTPC receives a proposed publication from ADCT pursuant to the foregoing sentence, MTPC shall review the proposed and respond to ADCT as soon as reasonably possible, but in any case within twenty (20) days of receipt thereof. MTPC may, at its option (a) delete from such proposed publication, paper or presentation any Confidential Information of MTPC (other than, for clarity, Data generated by or on behalf of MTPC in connection with any Global Study hereunder) and (b) delay the date of such submission for publication or the date of such presentation for a period of time sufficiently long (but in no event longer than thirty (30) calendar days) to permit MTPC to seek appropriate patent protection. Subject to notice provided under this Section 11.2, ADCT shall not be required to obtain permission from MTPC to publish any paper or presentation as described herein; provided, however, that ADCT shall not publish any proposed paper or presentation (including, without limitation, posters, slides, abstracts, manuscripts, marketing materials and written descriptions of oral presentations) that utilizes information generated from clinical studies conducted solely by or on behalf of MTPC in the MTPC Territory that is unrelated to the Global Study without the written consent of MTPC.
1.3Data Ownership and Data Exchange.
1.1.1Data Ownership. As between the Parties, the Party generating any Data shall own such Data, subject to (i) the terms of Section 4.2 (“Ownership”) of this Agreement

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and (ii) the licenses and other rights granted by such Party to the other Party under this Agreement with respect to the use of or access to such Data.
1.1.2Data Exchange. Subject to Section 6.2, during the Term, and subject to Applicable Laws and good scientific practice, each Party shall provide to the other Party promptly upon reasonable request by such other Party to the extent not already provided and at no additional cost to such other Party, electronic access to all Data generated by or on behalf of the Party, its Affiliates or Sublicensees or (sub)licensees (and with respect to ADCT Partners, Data generated by or on behalf of an ADCT Partner from any Global Study and which a ADCT Partner has agreed to provide to MTPC in accordance with Section 11.3.3) with respect to and in the course of conducting studies with respect to the Products (including all study reports analyzing such Data), which are necessary or reasonably useful for such other Party to obtain or maintain Regulatory Approval of such Products in its respective Territory. For clarity, neither Party shall have any obligation to provide any Data beyond such Data in such Party’s Control at the time of such request (which Data shall be provided in the format maintained by the providing Party, subject to the following sentence), nor to conduct any analyses with respect to any such Data; provided that, if certain Data that is requested by one Party is not Controlled by the other Party at the time of such request, but subsequently becomes Controlled by the requested Party, the requested Party shall provide such Data in a timely manner after obtaining such Control. Subject to Section 16.14, any Data provided by one Party to the other Party under this Section 11.3.2 shall be provided in the original language in which such Data was generated. The Parties will cooperate and reasonably agree upon formats and procedures to facilitate the orderly and efficient exchange of such Data. Subject to Section 11.3.3, such other Party and its Affiliates and (sub) licensees shall have the right to use and reference any such Data to obtain and maintain Regulatory Approval for the Products and otherwise Commercialize the Products in its respective Territory in accordance with the terms of this Agreement.
1.1.3Data from ADCT Partners. MTPC acknowledges that ADCT may, in its sole discretion, enter into one or more agreements with Third Parties and grant such Third Parties a license to Develop and/or Commercialize the Products in the ADCT Territory (each such Third Party, an “ADCT Partner” and each such agreement, an “ADCT Partner Agreement”). If ADCT enters into an ADCT Partner Agreement, then ADCT will use reasonable efforts to [**], if such right is not included in a particular ADCT Partner Agreement, then ADCT shall not share with MTPC any of such ADCT Partner’s Data and shall not share with such ADCT Partner any Data generated by MTPC under this Agreement until such time, if any, that such ADCT Partner’s Data is permitted to be shared with MTPC. This Section 11.3.3 does not apply to any agreements between ADCT and any Third Party that already exist as of the Effective Date.
1.1.4Privacy Compliance. With respect to any Data exchange contemplated in this Agreement, both Parties agree to be in full compliance with their respective obligations under the General Data Protection Regulation, (GDPR) (EU) 2016/679 as well as any privacy regulations applicable to ADCT in the ADCT Territory or MTPC in the MTPC Territory. Each Party shall, if applicable, notify the other Party in a timely manner in the event of a data breach or suspected data breach related to the Data. The parties agree to promptly amend this Agreement if needed to comply with any privacy regulations applicable to ADCT in the ADCT Territory or MTPC in the MTPC Territory.
1.4No Right to Use Names. Except as expressly provided herein, neither Party may use in any manner the name or any trade name, symbol, logo or trademark of the other Party without such other Party’s written consent.
ARTICLE 12
REPRESENTATIONS AND WARRANTIES

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1.1Mutual Representations and Warranties. Each Party represents, warrants, and covenants (as applicable) to the other Party as of the Effective Date that:
1.1.1it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement;
1.1.2it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder, and this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles;
1.1.3it is not a party to, and will not enter into during the Term, any agreement that would prevent it from granting the licenses and other rights granted to the other Party under this Agreement or performing its obligations under the Agreement, and that its grant of the licenses and other rights to the other Party under this Agreement, and, giving effect to any consent obtained as of the date hereof, the exercise thereof by the other Party, are not and will not breach or conflict or be inconsistent with the terms and conditions of any other agreement by which it is bound (including without limitation, in the case of ADCT, any Pre-existing Agreement);
1.1.4in the course of performing its obligations or exercising its rights under this Agreement, it shall comply with all Applicable Laws, including as applicable, cGMP, GCP, and GLP standards, and shall not employ or engage any person or entity who has been debarred by any Regulatory Authority or otherwise excluded by any Governmental Authority from participating in any program sponsored or administered by a Governmental Authority, or, to such Party’s knowledge, is the subject of debarment or exclusion proceedings or investigation by a Regulatory Authority or other Governmental Authority; and
1.1.5it is not debarred or disqualified under the FD&C Act or comparable Applicable Laws in any country or jurisdiction other than the United States. and, to its knowledge, does not, and will not during the Term knowingly, employ or use, directly or indirectly, including through Affiliates or (sub)licensees or Subcontractors, the services of any person who is debarred or disqualified, in connection with activities relating to any Product. In the event that either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such Party, directly or indirectly, including through Affiliates or (sub)licensees or Subcontractors, which directly or indirectly relate to activities contemplated by this Agreement, such Party shall promptly notify the other Party in writing and such Party shall cease employing, contracting with, or retaining any such person to perform any such services.
1.2Representations and Warranties for ADCT. ADCT represents, warrants, and covenants (as applicable) to MTPC as of the Effective Date that:
12.2.1ADCT has the right under the ADCT Technology to grant the licenses to MTPC as purported to be granted under Sections 2.1 and Section 2.2 of this Agreement and has obtained any necessary written consents or approvals from all licensors under the Pre-existing Agreements;

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12.2.2ADCT has not granted, and will not grant during the Term of this Agreement, any option, license or other right to any Third Party under the ADCT Technology that prevents MTPC from exercising the license rights granted to MTPC under Section 2.1 and Section 2.2;
12.2.3Exhibit A includes all ADCT Patents that are Controlled by ADCT as of the Effective Date and claim the Licensed Compound and the Products in the MTPC Territory;
12.2.4ADCT has not received any written notice from any Third Party asserting or alleging that the Development of the Products prior to the Effective Date infringed or misappropriated the intellectual property right of such Third Party;
12.2.5there are no pending or threatened (in writing), adverse actions, claims, suits or proceedings against ADCT involving the ADCT Technology or any Product;
12.2.6ADCT and, to the Knowledge of ADCT, all other parties to the Pre-existing Agreements, are and have been in material compliance with their respective obligations thereunder, without material breach or default, and that ADCT shall use reasonable efforts to comply with and maintain the Pre-existing Agreements in full force and effect during the Term;
12.2.7To the Knowledge of ADCT, the use or practice for the ADCT Technology by MTPC in the MTPC Territory as contemplated in this Agreement will not infringe any issued Patents owned or controlled by a Third Party, and ADCT has not received any written notice from a Third Party asserting or alleging any of the foregoing; and
12.2.8all applicable and material fees and filings due prior to the Effective Date in connection with the prosecution and maintenance of the ADCT Patents listed in Exhibit A in MTPC Territory have been completed.
1.3Disclaimers. EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO PATENTS, KNOW-HOW, MATERIALS OR CONFIDENTIAL INFORMATION SUPPLIED BY IT TO THE OTHER PARTY HEREUNDER, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. MTPC ACKNOWLEDGES AND AGREES THAT THE LICENSED COMPOUNDS AND PRODUCTS ARE THE SUBJECT OF ONGOING CLINICAL RESEARCH AND DEVELOPMENT AND THAT ADCT CANNOT ASSURE THE SAFETY, USEFULNESS OF SUCCESSFUL DEVELOPMENT OR COMMERCIALIZATION OF ANY PRODUCT.
ARTICLE 13
INDEMNIFICATION
1.1Indemnification by MTPC. MTPC shall indemnify, defend and hold harmless ADCT, its Affiliates, and their directors, officers, employees, (individually and collectively, the “ADCT Indemnitee(s)”) from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) incurred in connection with any claims, demands, actions or other proceedings by any Third Party (individually and collectively, “Losses”) to the extent arising from:

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1.1.1the Development, Manufacture or Commercialization of the Products in the MTPC Territory by MTPC or any of its Affiliates or Sublicensee, including product liability claims relating to the Products in the MTPC Territory except to the extent such claims are made in connection with defects caused by ADCT; or
1.1.2the negligence, wilful misconduct or breach of this Agreement (including any representations, warranty or covenant of MTPC) by any MTPC Indemnitee;
1.1.3except in each case to the extent such Losses arise out of the negligence, wilful misconduct or breach of this Agreement by any ADCT Indemnitee.
1.2Indemnification by ADCT. ADCT shall indemnify, defend and hold harmless MTPC, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “MTPC Indemnitee(s)”) from and against all Losses to the extent arising from:
1.1.1the Development, Manufacture or Commercialization of the Products in the ADCT Territory by ADCT or any of its Affiliates, licensees or sublicensee, including product liability claims relating to the Products in the ADCT Territory except to the extent such claims are made in connection with defects caused by MTPC; or
1.1.2the negligence, wilful misconduct or breach of this Agreement (including any representations, warranty or covenant of ADCT) by any ADCT Indemnitee;
1.1.3except in each case to the extent such Losses arise out of the negligence, wilful misconduct or breach of this Agreement by any MTPC Indemnitee.
1.3Indemnification Procedure. If either Party is seeking indemnification under Section 13.1 or Section 13.2 (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) of the claim giving rise to the obligation to indemnify within fourteen (14) Business Days after receiving notice of the claim (it being understood and agreed, however, that the failure or delay by an Indemnified Party to give such notice of a claim shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure or delay to give notice). The Indemnifying Party shall have the sole right to assume and control the defense of any such claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim that has been assumed by the Indemnifying Party. Neither Party shall have the obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld or delayed. If the Parties cannot agree as to the application of Section 13.1 or Section 13.2 as to any claim, pending resolution of the dispute pursuant to ARTICLE 15, the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 13.1 or Section 13.2 upon resolution of the underlying claim.
1.4Mitigation of Loss. Each Indemnified Party shall take and shall procure that its Affiliates take all such reasonable steps and action as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any claims (or potential losses or damages) under this ARTICLE 13. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

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1.5Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL (WHICH SHALL BE DEEMED TO INCLUDE, WITHOUT LIMITATION, ALL DAMAGES CONSTITUTING LOSS OF PROFIT, LOSS OF REVENUE AND LOSS OF GOODWILL), INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT AS SUCH DAMAGES MAY BE AWARDED TO A THIRD PARTY IN A CLAIM SUBJECT TO THE INDEMNIFICATION PROVISIONS OF SECTIONS 13.1 OR 13.2 OR EXCEPT AS TO DAMAGES ATTRIBUTABLE TO A PARTY’S FRAUD, GROSS NEGLIGENCE, WILFUL MISCONDUCT, OR BREACH OF SECTION 2.9.
1.6Insurance. Each Party shall procure and maintain insurance, including product liability insurance, with respect to its activities hereunder and which is consistent with normal business practices of the companies similarly situated at all times during which any Licensed Compound and Product is being clinically tested in human subjects or commercially distributed or sold in its respective Territory by such Party or its Affiliates or Sublicensees (or licensees, as the case may be). Each Party shall provide the other Party with evidence of such insurance upon request and shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, non-renewal or material adverse change in such insurance. Such insurance shall not be construed to create a limit of such Party’s liability under this Agreement.
ARTICLE 14
TERM AND TERMINATION
1.1Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless terminated earlier as set forth in this ARTICLE 14, will expire at the end of the last to expire Royalty Term for any Product. Following the expiration (but not earlier termination) of each Royalty Term with respect to a Product in the MTPC Territory, MTPC’s license under Section 2.1, Section 2.2 and Section 7.6.2 shall become non-exclusive and fully paid-up with respect to such Product in the MTPC Territory, and, in such event, the provisions regarding use of the Product Trademark set forth in Section 7.6.2 shall survive such expiration.
1.2Termination.
1.1.1Termination for Convenience. MTPC shall have the right to terminate this Agreement in its entirety in the MTPC Territory for any or no reason upon one hundred and eighty (180) days’ written notice to ADCT.
1.1.2Termination for Material Breach. Each Party (the “Non-Breaching Party”) shall have the right to terminate this Agreement upon written notice to the other Party (the “Breaching Party”) if such Breaching Party has materially breached a term of this Agreement and, after receiving written notice from the Non-Breaching Party identifying such material breach, fails to cure such material breach within sixty (60) days from the date of such notice unless the Parties mutually agree in writing to an extension of such cure period.
1.1.3Termination for Insolvency. Each Party shall have the right to terminate this Agreement upon written notice to the other Party if the other Party makes a general assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not dismissed, discharged, bonded or stayed within sixty (60) days after the filing thereof.

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1.1.4Termination for Patent Challenge. ADCT may terminate this Agreement by providing written notice of termination to MTPC if MTPC or any of its Affiliates or Sublicensees (individually or in association with any Person) contests or challenges, or assists a Third Party in contesting or challenging, the scope, validity or enforceability of any of the ADCT Patents anywhere in the world, in any court, tribunal, arbitration proceeding, or other proceeding (a “Patent Challenge”). In the event of such a Patent Challenge, ADCT will provide written notice of such Patent Challenge to MTPC, and if MTPC fails to cure within ninety (90) days, ADCT may terminate this Agreement by providing written notice of such termination to MTPC. As used herein, a Patent Challenge includes, without limitation: (a) filing an action under 28 U.S.C. §§ 2201-2202 seeking a declaration of invalidity or unenforceability of any such Patent; (b) filing, or joining in, a petition under 35 U.S.C. § 311 to institute inter partes review of any such Patent; (c) filing, or joining in, a petition under 35 U.S.C. § 321 to institute post-grant review of any such Patent or any portion thereof; (d) filing or commencing any opposition, nullity, or similar proceedings challenging the validity of any such Patent in any country or region; or (e) any foreign equivalent of clauses (a), (b), (c), or (d), including under Applicable Law in Japan. If such Patent Challenge is finally unsuccessful in obtaining a declaration of invalidity or unenforceability of any of the ADCT Patents in a court or administrative body of competent jurisdiction, then MTPC shall pay ADCT’s costs and expenses associated with defense of such challenge. For the avoidance of doubt, in the event of such a Patent Challenge, MTPC will not have any of its rights to review and comment or otherwise participate or benefit in its role as licensee hereunder in accordance with ARTICLE 4. In the event that ADCT files a Patent infringement suit against MPTC, MTPC shall not be precluded from raising a defense based on invalidity or unenforceability.
1.1.5Full Force and Effect During Notice Period. This Agreement will remain in full force and effect until the expiration of the applicable termination notice period. For clarity, if MTPC or any of its Affiliates or Sublicensees achieve any milestone during the termination notice period or if any milestones are achieved or Net Sales received during the transition period described in Section 14.3 (based on sales of Products by MTPC prior to the effective date of termination), then the corresponding milestone payment is accrued and MTPC will remain responsible for the payment of such milestone payment even if the due date of such milestone payment occurs after the effective date of the termination.
1.3Effects of Termination. In the event of termination of this Agreement by either Party for any reason:
1.1.1Termination of License Grants to MTPC. The licenses granted by ADCT to MTPC hereunder shall terminate (a) in the case of termination under Section 14.2.1, on the last date of the applicable notice period set forth in Section 14.2.1 or (b) in the case of termination under Section 14.2.2, Section 14.2.3, or Section 14.2.4, on the date of terminating Party’s written notice of termination.
1.1.2License Back to ADCT. MTPC shall grant to ADCT an exclusive (except with respect to MTPC), fully paid-up, royalty free license under the MTPC Technology to Develop, use, sell, offer for sale, import and otherwise Commercialize the Products in the MTPC Territory.
1.1.3No Further Exploitation. MTPC and its Affiliates and Sublicensees will not exploit the Licensed Compound or Products in any field anywhere in the world except in connection with the transition activities set forth in this Section 14.3.
1.1.4Assignment and Transfer Obligations. MTPC shall conduct the following, to the extent permissible under Applicable Laws:

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(a)Regulatory Materials and Data. MTPC shall (and shall cause its Affiliates and Sublicensees to) promptly transfer and assign to ADCT all regulatory materials (including all Regulatory Filings and Pricing Approvals) and data relating to the Development of the Products, including all clinical trials conducted by or on behalf of MTPC, its Affiliates and sublicensees, and all pharmacovigilance data (including all adverse event databases) relating to the Products in the MTPC Territory. To the extent assignment pursuant to the foregoing sentence is delayed or is not permitted by the applicable Regulatory Authority, MTPC will permit ADCT to cross-reference and rely upon any Regulatory Filings (including Regulatory Approvals and Pricing Approvals) filed by MTPC with respect to the Products. MTPC will execute and deliver, or will cause to be executed and delivered, to ADCT or its designee such endorsements, assignments, commitments, acknowledgements, and other documents as may be necessary to assign, convey, transfer, and deliver to ADCT or its designee all of MTPC’s or its applicable Affiliate’s or designee’s rights, title, and interests in and to all such assigned Regulatory Filings (including Regulatory Approvals and Pricing Approvals) to ADCT, including submitting to each applicable Regulatory Authority or other Governmental Authority in the MTPC Territory a letter or other necessary documentation (with copy to ADCT) notifying such Regulatory Authority or other Governmental Authority of, or otherwise giving effect to, such transfer of ownership to ADCT. In furtherance of the assignment of Regulatory Filings (including Regulatory Approvals and Pricing Approvals) and other data pursuant to this Section 14.3.4, MTPC will appoint ADCT as MTPC’s or its Affiliate’s agent for all Product-related matters involving Regulatory Authorities in the MTPC Territory until all Regulatory Filings (including Regulatory Approvals and Pricing Approvals, and other governmental or regulatory filings) that are not then in ADCT’s or its Affiliate’s name have been assigned to ADCT or its designee.
(b)Know-How and Transition Assistance. MTPC shall (and shall cause its Affiliates and sublicensees to) promptly transfer and assign to ADCT all MTPC Know-How and Joint Know-How owned or Controlled by MTPC relating to the Products in the MTPC Territory to the extent necessary for the license granted by MTPC to ADCT. In addition, MTPC shall (and shall cause its Affiliates and Sublicensees to) reasonably cooperate with ADCT, for up to one-hundred eighty (180) days after the effective date of termination, to facilitate orderly transition of such Know-How to ADCT.
(c)Product Trademarks. MTPC shall (and shall cause its Affiliates and Sublicensees to) promptly transfer and assign to ADCT all product trademarks owned by MTPC that were used in connection with the exploitation of the Products in the MTPC Territory, if any (excluding the corporate name or logos of MTPC or its Affiliates or Sublicensees). MTPC will assign and transfer to ADCT or its designee all of MTPC’s rights, title, and interests in and to any promotional materials, training materials, medical education materials, packaging and labeling, and all other literature or other information related to the Products and copyrights and any registrations for the foregoing.
(d)Inventory. ADCT may elect to (i) direct MTPC to destroy all inventory of the Products held by MTPC or its Affiliates or Sublicensees as of the date of the termination; or (ii) purchase from MTPC any or all inventory of the Product held by MTPC or its Affiliates or Sublicensees as of the effective date of termination at a price equal to the Manufacturing Cost paid by MTPC for such inventory; provided that such inventory complies with applicable specifications and has been handled and stored in compliance with Applicable Laws (including cGMP).
(e)Assignment of Agreements. MTPC will assign to ADCT any Third Party agreement pursuant to which MTPC then Controls any MTPC Technology related to the Products or that solely relates to the exploitation of the Products in the MTPC Territory (including clinical trial agreements and distribution agreements), if permitted under such Third

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Party agreement (and will use reasonable efforts to seek any consent required from the applicable Third Party in connection with such an assignment). If such Third Party agreement cannot be assigned to ADCT, then upon ADCT’s reasonable request, MTPC will maintain such Third Party agreement and ADCT will pay to MTPC [**] percent ([**]%) of all payments due to the applicable Third Party that are related to the Products in the MTPC Territory under any such Third Party agreement in consideration of the sublicense or services rendered, as applicable, to ADCT. In the event that the Parties must negotiate for an amendment to the applicable Third Party agreement in order to assign such Third Party agreement to ADCT under this Section 14.3.4(e), the Parties will discuss in good faith and cooperate with respect to such negotiation, and ADCT will pay for MTPC’s out-of-pocket costs incurred in connection with such negotiation and amendment.
(f)Return or Destruction of Confidential Information. At the Disclosing Party’s election, the receiving Party will return (at Disclosing Party’s expense) or destroy all tangible materials comprising, bearing, or containing any Confidential Information of the Disclosing Party relating to the Licensed Compound or Products that are in the receiving Party’s or its Affiliates’ or Sublicensees’ possession or control and provide written certification of such destruction (except to the extent any information is the Confidential Information of both Parties or to the extent that the receiving Party has the continuing right to use the Confidential Information under this Agreement); provided that the receiving Party may retain one copy of such Confidential Information for its legal archives (subject to the obligations of confidentiality under ARTICLE 10). Notwithstanding any provision to the contrary set forth in this Agreement, the receiving Party will not be required to destroy electronic files containing such Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information.
1.1.5Transition. Upon notice by either Party of its intent to terminate this Agreement for any reason:
(a)The Parties shall negotiate in good faith and enter into as soon as reasonably practical a transition services agreement, under which MTPC shall, for at least twelve (12) months following effectiveness of termination, provide such reasonable assistance as is necessary to transition to ADCT or its designee all then-existing agreements and relationships relating to the Products in the MTPC Territory, with the objective of ensuring continuity of the supply of Product to existing patients.
(b)MTPC shall continue to perform all obligations incurred with regard to any clinical trial then being conducted in the MTPC Territory, until such time as ADCT or its designee can reasonably assume such obligations at no material risk to the trial or the trial participants or until such time that such clinical trial is wound down upon mutual agreement of the Parties.
1.1.6JSC Coordination; Cooperation. The JSC shall coordinate the wind-down of MTPC’s activities set forth in Section 14.3.5, including determination of the duration of the transition period. MTPC will provide any other assistance or take any other actions, in each case, reasonably requested by ADCT as necessary to transfer to ADCT all exploitation of the Product in and for the MTPC Territory, and will execute all documents as may be reasonably requested by ADCT in order to give effect to this Section 14.3.
1.1.7Costs of Post-Termination Transition Activities. In the event of termination by MTPC under Section 14.2.1 or by ADCT under Section 14.2.2, Section 14.2.3, or Section 14.2.4, the foregoing post-termination activities set forth in this Section 14.3 shall be

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conducted at MTPC’s sole cost and expense. In the event of termination by MTPC under Section 14.2.2 or Section 14.2.3, the foregoing post-termination activities set forth in this Section 14.3 shall be conducted at ADCT’s sole cost and expense.
1.4Survival. Expiration or termination of this Agreement shall not relieve the Parties of any representation, warranty, or obligation accruing prior to such expiration or termination. Without limiting the foregoing, the following provisions shall survive the termination or expiration of this Agreement for any reason: ARTICLE 1, ARTICLE 3 (solely with respect to payment obligations accrued prior to the termination or expiration of this Agreement), ARTICLE 10, ARTICLE 11, ARTICLE 13, ARTICLE 15, and ARTICLE 16 (other than Section 16.6 ), and Sections 2.3, 4.2, 4.5, 4.6.4(a), 4.8 (solely to the extent that any litigation or other legal proceedings are pending at the time of the termination or expiration of this Agreement), 14.3, 14.4, 14.5, and any other provisions that by their nature survive termination or expiration of this Agreement.
1.5Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.
ARTICLE 15
DISPUTE RESOLUTION
1.1Disputes. Except for the disputes at the JSC, which matters shall be resolved as provided in Section 5.4 or as otherwise provided in this Agreement, with respect to all disputes arising between the Parties, including any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, or any question regarding its existence, validity or termination, if the Parties are unable to resolve such dispute within thirty (30) days after such dispute is first identified by either Party in writing to the other Party, the Parties shall refer such dispute to the Executive Officers for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. The Parties agree to use their reasonable efforts to resolve any dispute arising out of this Agreement by amicable negotiation. The Parties shall be obligated to provide each other written notice of a dispute arising out of this Agreement.
1.2Binding Arbitration. If the Executive Officers are not able to resolve a disputed referred to them under Section 15.1 within thirty (30) days after notice of such dispute is received by the Executive Officers, then such dispute shall be resolved through binding arbitration, which arbitration may be initiated by either Party at any time after the conclusion of such period. The arbitration shall be made in accordance with the Rules of arbitration of the International Chamber of Commerce (ICC) in force on the date when the notice of arbitration is submitted. The arbitral proceedings shall be conducted in the English language under the laws of the State of New York, USA. The number of arbitrators shall be three (3) and shall be appointed in accordance with the said Rules. Each Party shall nominate one (1) arbitrator, and the two (2) arbitrators so nominated shall nominate a third (3rd) arbitrator, who shall act as the chairperson. The arbitration shall take place in New York, New York, USA. The arbitrators shall have no authority to award punitive or any other non-compensatory damages. The arbitral award shall be final and binding upon the Parties. The cost of arbitration, including expenses for arbitrators, shall be borne by each Party unless otherwise provided by the arbitral award. Judgment upon the arbitral award may be entered in any court having jurisdiction thereof.
1.3Interim Equitable Relief. Notwithstanding anything herein to the contrary, in the event that a Party reasonably requires relief on a more expedited basis than would be possible pursuant to the procedure set forth in this ARTICLE 15, such Party may seek a temporary injunction or

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other interim equitable relief in a court of competent jurisdiction pending the ability of the arbitrator to review the decision under this ARTICLE 15. Such court shall have no jurisdiction or ability to resolve disputes beyond the specific issue of temporary or other interim equitable relief.
1.4Protective Orders; Arbitrability. At the request of either Party, the arbitrator shall enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings. The arbitrator shall have the power to decide all questions of arbitrability.
1.5Patent and Trademark Dispute Resolution. Notwithstanding the provisions of this ARTICLE 15, any dispute not resolved internally by the Parties that involves the validity or infringement of a Patent claiming a Licensed Compounds and Product (a) issued in Japan shall be subject to actions before the Japanese Patent and Trademark Office or submitted to a competent court having jurisdiction in Japan, in accordance with the Japanese patent laws, and (b) that is issued in any other country shall be brought before an appropriate regulatory or administrative body or court in that country, in accordance with the relevant country’s patent laws, and the Parties hereby consent to such venue and the jurisdiction of such courts and bodies, provided, however that such disputes are also arbitrable under this ARTICLE 15.
1.6Continued Performance. Provided that this Agreement has not terminated, the Parties agree to continue performing under this Agreement in accordance with its provisions, pending the final resolution of any dispute.
ARTICLE 16
MISCELLANEOUS
1.1Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, USA, except the matters concerning patents in MTPC Territory which shall be governed by the laws of Japan, in either case, without reference to principles of conflicts of laws. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by this Agreement.
1.2Performance Through Affiliates. Each Party may discharge any obligation and exercise any right hereunder through any of its Affiliates (without an assignment of this Agreement), subject to Section 2.4. Each Party shall remain directly liable to the other Party with respect to the performance of any of its Affiliates.
1.3Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts, quarantine, or other labor disturbances, fire, floods, earthquakes, pandemic, or other acts of God, or acts, generally applicable action or inaction by any Governmental Authority (but excluding any government action or inaction that is specific to such Party, its Affiliates or Sublicensees, such as revocation or non-renewal of such Party’s license to conduct business). The affected Party shall notify the other Party in writing of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake and continue diligently all reasonable efforts necessary to cure such force majeure circumstances or to perform its obligations in spite of the ongoing circumstances.

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1.4Notices. Except as otherwise expressly provided in this Agreement, any notice required under this Agreement shall be in writing and shall specifically refer to this Agreement. Notices shall be sent via one of the following means and will be effective (a) on the date of delivery, if delivered in person, (b) on the date of receipt, if sent by private express courier or by first class certified mail, return receipt requested or (c) on the date when the confirmation of receipt of the other Party is sent by email, if sent by email to the correct email address. Notices shall be sent to the other Party at the addresses set forth below. Either Party may change its addresses for notice by sending written notice to the other Party.
If to MTPC:

Mitsubishi Tanabe Pharma Corporation
3-2-10, Dosho-machi
Chuo-ku, Osaka 541-8505, Japan
Attn: Business Development
Email: MTPC-HO-BD-M@ml.mt-pharma.co.jp

With a copy to:

Tokyo International Law Office
Daido Seimei Kasumigaseki Bldg. 8F
1-4-2 Kasumigaseki Chiyoda-ku
Tokyo 100-0013, Japan
Attn: Mikiharu Mori
Email: mikiharu.mori@tkilaw.com

If to ADCT:

ADC Therapeutics SA
Biopôle, Route de la Corniche 3B
1066 Epalinges, Switzerland
Attn: General Counsel
Email: legal@adctherapeutics.com

With a copy to:

Ropes & Gray LLP
800 Boylston St.
Boston, MA 02199
Attn: Melissa Rones
Email: Melissa.Rones@ropesgray.com

1.5Assignment.
1.1.1Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the prior written consent of the other Party; provided, however, that either Party may, without the other Party’s written consent, assign this Agreement and its rights and obligations hereunder in its entirety to (a) any of its Affiliates, or (b) any purchaser of all, or substantially all, of its assets to which this Agreement relates, or (c) any successor corporation resulting from any merger, consolidation, share exchange, or other similar transaction, provided that any such successor corporation shall assume all obligations of its

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assignor under this Agreement and provided further that either Party may assign or sell its rights to receive any amounts due hereunder (and the other Party shall cooperate reasonably with such Party in connection therewith), or (d) with respect to ADCT, in connection with its obligations to its lender, DEERFIELD PARTNERS, L.P. This Agreement will inure to the benefit of MTPC and ADCT and their respective successors and permitted assigns. Any assignment of this Agreement that is not made in accordance with this Section 16.5.1 shall be null and void and of no legal force or effect.
1.1.2 Notwithstanding anything herein to the contrary, in the event of (a) a transaction by a Party described in Section 16.5.1(b) or (c), or (b) the acquisition by a Party or any of its Affiliates of all or substantially all of the business of a Third Party (such Third Party, an “Acquiree”), whether by merger, consolidation, divestiture, restructure, sale of stock, sale of assets or otherwise, the intellectual property of the acquiring entity or the Acquiree, as applicable, and their respective Affiliates, as such intellectual property exists immediately prior to the consummation of such transaction or is developed or acquired thereafter without use of the other Party’s Confidential Information, Know-How or Patents, shall not be included in the intellectual property licensed hereunder or otherwise subject to this Agreement.
1.6Anti-Corruption Law Compliance. Each Party acknowledges that it is aware of, and agrees to abide by, the obligations imposed by Applicable Laws relating to the payment or transfer of anything of value to governments, government officials, political parties or political party officials (or relatives or associates of such officials) (“Covered Person”) for the purpose of obtaining or retaining business for or with, or directing business to, any person. Such laws include the U.S. Foreign Corrupt Practices Act, UK Bribery Act of 2010, Japan Unfair Competition Prevention Act, OECD Anti-Bribery Convention, and other anti-corruption or anti-bribery laws now in effect or as may come into effect from time to time during the Term (collectively, “Anti-Corruption Laws”). By signing this Agreement, each Party represents, warrants and covenants (as applicable) to the other Party that:
1.1.1it is familiar with the provisions and restrictions contained in the Anti-Corruption Laws as now in effect and will familiarize itself with any changes or additions thereto as may be enacted or promulgated following the date of this Agreement;
1.1.2it shall at all times comply with the Anti-Corruption Laws applicable to it and shall put in place practices, policies and procedures designed to ensure such compliance and to identify any incident of non-compliance;
1.1.3it shall notify the other Party immediately upon becoming aware of any breach of, or failure to comply with, any Anti-Corruption Law, in connection with the performance of its obligations under this Agreement;
1.1.4it shall not, in the course of its duties under this Agreement, offer, promise, give, demand, seek or accept, directly or indirectly, any gift or payment, consideration or benefit in kind to any Covered Person that would or could be construed as an illegal or corrupt practice;
1.1.5it is not a Covered Person or not acting on behalf of any Covered Person; and
1.1.6it shall immediately notify the other Party of any attempt by any Covered Person to directly or indirectly solicit, ask for, or attempt to extort anything of value from it, its Affiliates or Sublicensees, and shall refuse any such solicitation, request or extortionate demand except a facilitating payment as expressly permitted under the Anti-Corruption Laws.

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and (ii) is the type that ADCT customarily and actually treats as private or confidential.
1.7Independent Contractors. The Parties are independent contractors, and nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties.
1.8Time of the Essence. Each Party depends upon the other Party’s timely performance of its obligations hereunder and, therefore, time is of the essence with regard to the other Party’s performance hereunder.
1.9Entire Agreement; Amendments. This Agreement, together with the Exhibits hereto, contains the entire understanding of the Parties with respect to the licenses granted herein. Notwithstanding the foregoing, the Parties may enter into agreements as contemplated herein and those agreements shall be exceptions to this Section 16.9. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the collaboration and the licenses granted hereunder are superseded by the terms of this Agreement. The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties hereto. The Parties agree that, effective as of the Effective Date, the Mutual Non-Disclosure Agreement dated 28 May 2021 between the Parties shall be superseded by this Agreement, and that disclosures made prior to the Effective Date shall be subject to the confidentiality and non-use provisions of this Agreement.
1.10Amendment; Waiver. Except as otherwise expressly provided herein, no alteration of or modification to this Agreement shall be effective unless made in writing and executed by an authorized representative of each Party. No course of dealing or failing of either Party to strictly enforce any term, right or condition of this Agreement in any instance shall be construed as a general waiver or relinquishment of such term, right or condition. The observance of any provision of this Agreement may be waived (either generally or any given instance and either retroactively or prospectively) only with the written consent of the Party granting such waiver.
1.11Further Assurances. Upon the other Party’s request, each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be reasonably agreed by the Parties as necessary or appropriate to carry out the purposes and intent of this Agreement.
1.12Severability. The Parties do not intend to violate any public policy or statutory or common law. However, if any sentence, paragraph, clause or combination of this Agreement is in violation of any law or is found to be otherwise unenforceable, such sentence, paragraph, clause or combination of the same shall be deleted and the remainder of this Agreement shall remain binding, provided that such deletion does not alter the basic purpose and structure of this Agreement.
1.13Construction. The Parties mutually acknowledge that they and their attorneys have participated in the negotiation and preparation of this Agreement. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have drafted this Agreement or authorized the ambiguous provision.
1.14Language; Translations. This Agreement is in the English language only, which language will be controlling in all respects, and all versions hereof in any other language will be for accommodation only and will not be binding upon the Parties. All communications and notices to be made or given by one Party to the other pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, will be in the English language. If there is a discrepancy between any translation of this Agreement and any non-English translation of this

Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and (ii) is the type that ADCT customarily and actually treats as private or confidential.
Agreement, this Agreement will prevail. If the original of any Data or study reports are in Japanese, then MTPC will provide the Japanese version and English translation.
1.15Interpretation. The captions and headings to this Agreement are for convenience only and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include,” “includes,” and “including” will be deemed to be followed by the phrase “without limitation,” (c) the word “will” will be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument, or other document herein will be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person will be construed to include the person’s successors and assigns, (f) the words “herein,” “hereof,” and “hereunder” and words of similar import, will each be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Schedules, or Exhibits will be construed to refer to Articles, Sections, Schedules, or Exhibits of this Agreement, and references to this Agreement include all Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent,” “approve,” or the like will require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, approved minutes, or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or Section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.”
1.16Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be executed and delivered electronically or by facsimile and upon such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party. For purposes hereof, an electronic or facsimile copy of this Agreement, including the signature pages hereto, will be deemed to be an original. Notwithstanding the foregoing, the Parties shall deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

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Certain confidential information contained in this document, marked by [**], has been omitted because ADC Therapeutics SA (ADCT) has determined that the information (i) is not material and (ii) is the type that ADCT customarily and actually treats as private or confidential.
IN WITNESS WHEREOF, the Parties have executed this Agreement by their respective officers hereunto duly authorized.

ADC Therapeutics SA
By: /s/ Christopher Martin
Name: Christopher Martin
Title: Chief Executive Officer

Mitsubishi Tanabe Pharma Corporation
By: /s/ Hiroaki Ueno
Name: Hiroaki Ueno
Title: President, Representative Director, CEO

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[Exhibits A-E and schedules to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. ADC Therapeutics SA undertakes to provide a copy of the omitted exhibits and schedules to the Securities and Exchange Commission or its staff upon request.]

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